Exhibit 2.1

                                                                 EXECUTION COPY








                            SHARE EXCHANGE AGREEMENT

                                 by and between

                                NEWS CORPORATION

                                      and

                           LIBERTY MEDIA CORPORATION


                         ------------------------------

                            As of December 22, 2006

                         ------------------------------



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                               TABLE OF CONTENTS

                                                                           Page


ARTICLE I. CERTAIN DEFINITIONS AND OTHER MATTERS.............................2

   Section 1.1.      Certain Definitions.....................................2

   Section 1.2.      Terms Defined in Other Sections........................14

ARTICLE II. INTERPRETATION..................................................15

   Section 2.1.      Interpretation.........................................15

ARTICLE III. EXCHANGE OF STOCK; CLOSING.....................................15

   Section 3.1.      Exchange of Stock......................................15

   Section 3.2.      Closing................................................16

   Section 3.3.      Parent's Deliveries at the Closing.....................16

   Section 3.4.      LMC's Deliveries at the Closing........................17

   Section 3.5.      Performance............................................17

   Section 3.6.      Adjustment to Number and Type of Securities............18

   Section 3.7.      Parent Restructuring and Related Matters...............18

   Section 3.8.      Estimated Net Working Capital Adjustment...............18

   Section 3.9.      Final Net Working Capital Adjustment...................19

ARTICLE IV. REPRESENTATIONS AND WARRANTIES OF PARENT........................21

   Section 4.1.      Organization and Standing..............................21

   Section 4.2.      Capitalization.........................................21

   Section 4.3.      Corporate Power and Authority..........................23

   Section 4.4.      Shareholder Votes Required.............................24

   Section 4.5.      Conflicts; Consents and Approvals......................24

   Section 4.6.      Operations of the Transferred Business.................25

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   Section 4.7.      Compliance with Law....................................25

   Section 4.8.      Intellectual Property..................................26

   Section 4.9.      Absence of Splitco Operations; Splitco Assets
                       and Liabilities......................................27

   Section 4.10.     Environmental Matters..................................27

   Section 4.11.     Litigation.............................................28

   Section 4.12.     Employee Benefit Plans.................................28

   Section 4.13.     Contracts..............................................30

   Section 4.14.     Labor Matters..........................................32

   Section 4.15.     RSN Subsidiaries Financial Statements..................33

   Section 4.16.     Permits................................................34

   Section 4.17.     Real Estate............................................34

   Section 4.18.     Guarantees.............................................35

   Section 4.19.     Title to DTV Shares....................................35

   Section 4.20.     Certain Tax Matters....................................35

   Section 4.21.     Affiliate Transactions.................................37

   Section 4.22.     Brokers or Finders.....................................37

   Section 4.23.     Investigation; Reliance................................37

ARTICLE V. REPRESENTATIONS AND WARRANTIES OF LMC............................38

   Section 5.1.      Organization and Standing..............................38

   Section 5.2.      Corporate Power and Authority..........................38

   Section 5.3.      No Vote Required.......................................39

   Section 5.4.      Conflicts; Consents and Approvals......................39

   Section 5.5.      LMC Parent Shares......................................40

   Section 5.6.      Litigation.............................................40

   Section 5.7.      Governmental Actions...................................40

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   Section 5.8.      FCC Matters............................................41

   Section 5.9.      Investment Purpose and Experience......................41

   Section 5.10.     Investigation; Reliance................................41

   Section 5.11.     Brokers and Finders....................................42

ARTICLE VI. COVENANTS AND AGREEMENTS........................................42

   Section 6.1.      Access and Information.................................42

   Section 6.2.      Conduct of Business by Parent..........................42

   Section 6.3.      Conduct of Business by LMC.............................46

   Section 6.4.      Proxy Statement........................................46

   Section 6.5.      Parent Stockholders' Meeting...........................48

   Section 6.6.      Appropriate Action; Consents; Filings..................48

   Section 6.7.      Further Assurances.....................................50

   Section 6.8.      Standstill Agreements..................................50

   Section 6.9.      Confidentiality; Access to Records after Closing.......55

   Section 6.10.     Employee Matters.......................................56

   Section 6.11.     Intercompany Services and Accounts.....................58

   Section 6.12.     Cooperation with Respect to Financial Reporting........59

   Section 6.13.     No Solicitation........................................59

   Section 6.14.     DTV Charter Restrictions...............................61

   Section 6.15.     Certain Tax Matters....................................61

   Section 6.16.     Ancillary Agreements...................................61

   Section 6.17.     Pledged Shares.........................................62

ARTICLE VII. CONDITIONS TO CLOSING..........................................62

   Section 7.1.      Mutual Conditions......................................62

   Section 7.2.      Conditions to LMC's Obligations........................62

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   Section 7.3.      Conditions to Parent's Obligations.....................64

   Section 7.4.      Frustration of Closing Conditions......................65

ARTICLE VIII. INDEMNIFICATION...............................................65

   Section 8.1.      Survival of Representations, Warranties and
                       Covenants............................................65

   Section 8.2.      Indemnification........................................66

   Section 8.3.      Procedures.............................................67

   Section 8.4.      Exclusivity............................................68

   Section 8.5.      Certain Rights and Limitations.........................69

ARTICLE IX. TERMINATION.....................................................69

   Section 9.1.      Termination............................................69

   Section 9.2.      Effect of Termination..................................71

ARTICLE X. MISCELLANEOUS....................................................72

   Section 10.1.     Notices................................................72

   Section 10.2.     Expenses...............................................72

   Section 10.3.     Governing Law; Consent to Jurisdiction.................73

   Section 10.4.     Waiver of Jury Trial...................................73

   Section 10.5.     Assignment; Successors and Assigns; No Third
                       Party Rights.........................................73

   Section 10.6.     Counterparts...........................................74

   Section 10.7.     Titles and Headings....................................74

   Section 10.8.     Amendment and Modification.............................74

   Section 10.9.     Publicity; Public Announcements........................74

   Section 10.10.    Waiver.................................................74

   Section 10.11.    Severability...........................................75

   Section 10.12.    No Strict Construction.................................75

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   Section 10.13.    Entire Agreement.......................................75

   Section 10.14.    Equitable Remedies.....................................75


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Exhibits
--------

Exhibit A-I          Tax Matters Agreement


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                            SHARE EXCHANGE AGREEMENT

         This SHARE EXCHANGE AGREEMENT, dated as of December 22, 2006 (this "Agreement"), is entered into by and between NEWS CORPORATION, a Delaware corporation ("Parent") and LIBERTY MEDIA CORPORATION, a Delaware corporation ("LMC").

                              W I T N E S S E T H:

         WHEREAS, Greenlady Corp. ("Splitco"), a Delaware corporation, as an indirect wholly owned subsidiary of Parent;

         WHEREAS, the Networks (as defined in Article I) conduct a business consisting of regional sports programming networks (the "Transferred Business");

         WHEREAS, Parent through its wholly owned subsidiary Fox Entertainment Group, Inc. ("FEG") owns the DTV Shares (as defined in Article I);

         WHEREAS, the Stockholders (as defined in Article I) are indirect wholly owned subsidiaries of LMC;

         WHEREAS, the Stockholders collectively own the LMC Parent Shares (as defined in Article I);

         WHEREAS, as of the Closing (as defined in Article III) the assets of Splitco will consist solely of (i) all issued and outstanding equity interests of each RSN Subsidiary (as defined in Article I), (ii) the DTV Shares and (iii) the Cash Amount (as defined in Article I);

         WHEREAS, upon the terms and subject to the conditions set forth in this Agreement, (a) Parent desires to exchange the Splitco Shares (as defined in Article I) for the LMC Parent Shares, and (b) LMC desires to cause the Stockholders to exchange the LMC Parent Shares for the Splitco Shares;

         WHEREAS, the parties hereto intend that the Exchange (as defined in Section 3.1) qualify as a tax-free exchange under Section 355(a) of the Code (as defined in Article I) and this Agreement, together with the Tax Matters Agreement (as defined in Article I), constitute a "plan of reorganization," as defined in Section 368 of the Code;

         WHEREAS, concurrently with the execution of this Agreement, Parent and certain of its Affiliates party thereto, on the one hand, and LMC and certain of its Affiliates party thereto, on the other hand, are entering into the Tax Matters Agreement;

         WHEREAS, at or prior to the Closing Parent and LMC shall enter into the Global Affiliation Agreement Side Letter (as defined in Article I);

         WHEREAS, at or prior to the Closing, Parent and certain of its Affiliates (other than the Transferred Subsidiaries) party thereto, on the one hand, and the Transferred Subsidiaries and DTV, on the other hand, shall enter into the following agreements, each in a form reasonably satisfactory to each of Parent and LMC: (i) the NSP Agreements, (ii) the NAP Agreements, (iii) the

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Technical Services Agreement, (iv) the Transitional Services Agreement, (v) the
Production Services Agreement, (vi) the Sports Access Agreement, (vii) the Webpage Services Agreement, (viii) the FSD Representation Agreement, (ix) the Fox College Sports License Agreement, (x) the DTV Non-Competition Agreement and
(xi) the RSN Subsidiary Non-Competition Agreement (such agreements, together with the Global Affiliation Side Letter and the Tax Matters Agreement, the "Ancillary Agreements");

         WHEREAS, the Board of Directors of Parent and the Board of Directors of LMC and each Stockholder have, in each case, determined that it is in the best interests of their respective corporations and their respective stockholders to enter into this Agreement.

         NOW, THEREFORE, in consideration of the mutual covenants contained in this Agreement, and intending to be legally bound, the parties hereto agree as follows:

                                  ARTICLE I.

                     CERTAIN DEFINITIONS AND OTHER MATTERS

         Section 1.1. Certain Definitions. As used in this Agreement and the schedules hereto, the following terms have the respective meanings set forth below.

         "Action" means any demand, action, claim, suit, countersuit, litigation, arbitration, prosecution, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court, grand jury or other Governmental Authority or any arbitrator or arbitration panel.

         "Affiliate" means, with respect to any Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person; provided, however that (i) the Transferred Subsidiaries will be treated as Affiliates of Parent prior to the Closing and as Affiliates of LMC after the Closing, and (ii) the term "Affiliate" when used with respect to Parent or any Affiliate of Parent prior to the Closing, or LMC or any Affiliate of LMC after the Closing, shall not include DTV or any of its Subsidiaries. The term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, including the ability to elect the members of the board of directors or other governing body of a Person, and the terms "controlled" and "controlling" have correlative meanings.

         "Antitrust Laws" means the HSR Act, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and all other federal, state, and foreign statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening competition through merger or acquisition.

         "Associate" shall have the meaning ascribed to such term under the ASX Listing Rules.


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         "ASX" means the Australian Stock Exchange.

         "beneficial ownership" shall have (and related terms such as "beneficially owned" or "beneficial owner") the meaning set forth in Rule 13d-3 under the Exchange Act; provided, however that a Person shall be deemed to beneficially own any securities which such Person has the right to acquire whether such right is exercisable immediately or only after the passage of time or upon the satisfaction of one or more conditions (whether or not within the control of such Person) pursuant to any agreement, arrangement or understanding (whether or not in writing) or upon the exercise of conversion rights, exchange rights, other rights, warrants or options.

         "Business Day" means any day that is not a Saturday, Sunday or other day on which banking institutions in New York, New York are authorized or required by Law or executive order to close.

         "Business FCC Licenses" means the material licenses, permits, authorizations, and approvals issued by the FCC to each of the RSN Subsidiaries which are used in connection with the operation of the Networks.

         "Cash Amount" means five hundred and fifty million dollars ($550,000,000), plus the Estimated Net Working Capital Deficiency Amount (if any) or minus the Estimated Net Working Capital Excess Amount (if any).

         "Cleanup" means all actions required to (a) clean up, remove, treat or remediate Hazardous Materials in the indoor or outdoor environment, (b) perform pre-remedial studies and investigations and post-remedial monitoring and care,
(c) respond to any requests by a Governmental Authority for information or documents relating to cleanup, removal, treatment or remediation or potential cleanup, removal, treatment or remediation of Hazardous Materials in the indoor or outdoor environment or (d) prevent the Release of Hazardous Materials so that they do not migrate, endanger, or threaten to endanger public health or welfare or the indoor or outdoor environment.

         "Code" means the Internal Revenue Code of 1986, as amended.

         "Communications Act" means the Communications Act of 1934, as amended, and the rules, regulations and published orders of the FCC thereunder.

         "Communications Regulation" means the Communications Act, the Telecommunications Act of 1996, any rule, regulation or policy of the FCC, and/or any statute, rule, regulation or policy of any other Governmental Authority with respect to the operation of channels of radio communication and/or the provision of communications services (including the provision of direct-to-home video programming).

         "Confidentiality Agreement" means the letter agreement, dated September 5, 2006, by and between Parent and LMC.

         "Contract" means any agreement, contract, lease, power of attorney, note, loan, evidence of indebtedness, purchase and sales order, letter of credit, settlement agreement, franchise agreement, undertaking, covenant not to compete, employment agreement, license, instrument, obligation, option,


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commitment, understanding and other executory commitment, whether oral or written, express or implied.

         "Customer Agreements" means all Contracts between any RSN Subsidiary and a customer of the Transferred Business.

         "Damages" means any and all losses, Liabilities, claims, damages, deficiencies, fines, payments, costs and expenses, whenever or however arising and whether or not resulting from third party claims (including all amounts paid in connection with any demands, assessments, judgments, settlements and compromises relating thereto; interest and penalties with respect thereto; and costs and expenses, including reasonable attorneys', accountants' and other experts' fees and expenses, incurred in investigating, preparing for or defending against any such Actions or other legal matters or in asserting, preserving or enforcing an Indemnified Party's rights hereunder). Damages shall expressly exclude special, punitive and consequential damages and any and all losses, Liabilities, claims, damages, deficiencies, fines, payments, costs or expenses with respect to diminution of value; provided that Damages shall include any of the foregoing awarded in an Action (or settlement thereof) to any third party against an Indemnified Party, without regard to the foregoing limitations.

         "DIT" means any "deferred intercompany transaction" or "intercompany transaction" within the meaning of the Treasury Regulations (or predecessors thereto) that does not occur pursuant to the Parent Restructuring.

         "DTV" means The DirecTV Group, Inc., a Delaware corporation.

         "DTV Non-Competition Agreement" means the letter agreement relating to Parent's confidentiality, non-competition and non-solicitation provisions relating to DTV to be entered into by and between Parent and DTV.

         "DTV Shares" means, the shares of common stock of DTV held by FEG, as specified in Section 1.1 of the Parent Disclosure Letter, and to be transferred to Splitco pursuant to Section 3.1.

         "ELA" means any "excess loss account" within the meaning of the Treasury Regulations (or predecessors thereto).

         "Encumbrances" means security interests, liens, charges, claims, title defects, deficiencies or exceptions (including, with respect to the Leased Real Property, defects, deficiencies or exceptions in, or relating to, marketability of title, or leases, subleases or the like affecting title), mortgages, pledges, easements, encroachments, restrictions on use, rights-of-way, rights of first refusal, rights of first negotiation or any similar right in favor of any third party, any restriction on the receipt of any income derived from any asset and any limitation or restriction on the right to own, vote, sell or otherwise dispose of any security, conditional sales or other title retention agreements, covenants, conditions or other similar restrictions (including restrictions on transfer) or other encumbrances of any nature whatsoever, other than Permitted Encumbrances.


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         "Environmental Claim" means any claim, action, cause of action, investigation, request for information or notice (written or oral) by any Person or entity alleging potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, or penalties arising out of, based on or resulting from (a) the presence, or Release into the environment, of any Hazardous Material at any location, whether or not owned or operated by such Person or any of its Subsidiaries or (b) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law or (c) any contractual liabilities.

         "Environmental Laws" means all Laws relating to pollution or protection of human health and safety or the environment (including ambient air, surface water, groundwater, land surface, natural resources or subsurface strata), including all such Laws relating to Releases or threatened Releases of Hazardous Materials into the environment or work place, or otherwise relating to the environmental or worker health and safety aspects of manufacturing, processing, distribution, importation, use, treatment, storage, disposal, transport or handling of Hazardous Materials, including the Comprehensive Response, Compensation, and Liability Act and its state equivalents, chemical inventories in all relevant jurisdictions, and all such Laws relating to the registration of products of the Transferred Business or Splitco under the Federal Insecticide, Fungicide and Rodenticide Act, the Food Drug and Cosmetic Act, the Toxic Substances Control Act, the European List of Notified Chemical Substances, the European Inventory of Existing Commercial Chemical Substances or similar Laws.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

         "Exchange Act" means the Securities Exchange Act of 1934, as amended.

         "FCC" means the United States Federal Communications Commission, including a Bureau or subdivision thereof acting on delegated authority.

         "FCC Consent" means the grant, without regard to whether such grant has become a final order, by the FCC of its consent to, or approval of, the transfer of control of Splitco, and consent to, or approval of, transfer of the DTV Shares and any transfer of control of DTV, to LMC (or any Affiliate of LMC), pursuant to appropriate applications filed by the parties with the FCC, as contemplated by this Agreement.

         "FLSA" means the Fair Labor Standards Act, 29 U.S.C. Section 201, as amended.

         "FSD Representation Agreement" means the FSD representation agreement entered into by and among Fox Sports Direct and each of the RSN Subsidiaries, respectively.

         "Fox College Sports License Agreement" means the agreement relating to the license of Network programming by the RSN Subsidiaries to Fox College Sports, Inc.

         "GAAP" means United States generally accepted accounting principles, consistently applied.


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         "Global Affiliation Agreement Side Letter" means the letter agreement relating to global affiliation agreements entered into by and between LMC and Parent.

         "Governmental Authority" means any supranational, national, federal, state or local government, foreign or domestic, or the government of any political subdivision of any of the foregoing, or any entity, authority, agency, ministry, department, board, commission, court or other similar body exercising executive, legislative, judicial, regulatory or administrative authority or functions of or pertaining to government, including any authority or other quasi-governmental entity established by a Governmental Authority to perform any of such functions.

         "Hazardous Materials" means any substance which is listed, defined or regulated as a pollutant, contaminant, hazardous, dangerous or toxic substance, material or waste, or is otherwise classified as hazardous, dangerous or toxic in or pursuant to any Environmental Law or which is or contains any explosives, radon, radioactive materials, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, petroleum and petroleum products (including waste petroleum and petroleum products) as regulated under any applicable Environmental Law.

         "Indebtedness" of any Person means, without duplication, (i) all obligations of such Person for money borrowed, whether current or unfunded, or secured or unsecured; (ii) all obligations of such Person evidenced by notes, debentures, bonds or other similar instruments or debt securities for the payment of which such Person is responsible or liable (excluding current accounts payable incurred in the ordinary course of business); (iii) all obligations of such Person issued or assumed for deferred purchase price payments associated with acquisitions, divestments or other transactions; (iv) all obligations of such Person under leases required to be capitalized in accordance with GAAP, (v) all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker's acceptance, guarantees or similar credit transaction, (vi) all interest, fees, prepayment premiums and other expenses owed with respect to the indebtedness referred to above and
(vii) all indebtedness of others referred to above which is directly or indirectly guaranteed by such Person or which such Person has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which it has otherwise assured a creditor against loss, including through the grant of a security interest upon any assets of such Person.

         "Intellectual Property" shall mean all United States and foreign (i) patents, patent applications, patent disclosures, and all related continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions, and extensions thereof, (ii) trademarks, service marks, trade names, domain names, logos, slogans, trade dress, and other similar designations of source or origin, together with the goodwill symbolized by any of the foregoing, (iii) copyrights and copyrightable subject matter, (iv) rights of publicity, (v) moral rights and rights of attribution and integrity,
(vi) trade secrets and all confidential information, know-how, inventions, proprietary processes, formulae, models, and methodologies, (vii) all rights in the foregoing and in other similar intangible assets, (viii) all applications and registrations for the foregoing, and (ix) all rights and remedies against infringement, misappropriation, or other violation thereof.

         "IRS" means the Internal Revenue Service of the United States of
America.


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

         "Knowledge" means (i) with respect to Parent, the actual knowledge of any of the individuals set forth on Schedule 1.1(a) of the Parent Disclosure Letter, and (ii) with respect to LMC, the actual knowledge of any of the individuals set forth on Schedule 1.1(b) of the LMC Disclosure Letter. "Know," "knows" and correlative terms will be read to have similar meanings.

         "Laws" means all United States federal, state or local, foreign or supranational laws, constitutions, statutes, codes, rules, regulations, ordinances, orders, judgments, writs, stipulations, awards, injunctions, arbitration awards or findings decrees or edicts by a Governmental Authority having the force of law, including any of the foregoing as they relate to Tax.

         "Leased Real Property" means any real property leased or subleased by the Transferred Subsidiaries and set forth (and designated as leased) in
Section 4.17.2 of the Parent Disclosure Letter.

         "Liabilities" means any and all Indebtedness, liabilities, commitments and obligations, whether or not fixed, contingent or absolute, matured or unmatured, direct or indirect, liquidated or unliquidated, accrued or unaccrued, known or unknown, whether or not required by GAAP to be reflected in financial statements or disclosed in the notes thereto, including those arising under any Action, Law, order, judgment, injunction or consent decree of any Governmental Authority or any award of any arbitrator of any kind, and those arising under any contract, commitment or undertaking.

         "Liberty Basket Amount" means $12,000,000.

         "Liberty Basket Breach" means the failure of any representation or warranty contained in this Agreement and made by LMC (other than those representations or warranties contained in Sections 5.1, 5.2, 5.3, 5.5, 5.10 and 5.11) to be true and correct when made or deemed made.

         "Liberty Basket Exception Breach" means the failure of any representation or warranty contained in Sections 5.1, 5.2, 5.3, 5.5, 5.10 and
5.11 of this Agreement to be true and correct when made or deemed made.

         "LMC Disclosure Letter" means the disclosure letter that LMC has delivered to Parent on the date of this Agreement prior to the execution hereof, which letter is incorporated by reference herein.

         "LMC Indemnitees" means, collectively, LMC, its Affiliates, and their respective stockholders, members, partners, officers, directors, employees, attorneys, representatives and agents.

         "LMC Parent Shares" means the 324,637,067 Shares of Parent Class A Common Stock and 188,000,000 shares of Parent Class B Common Stock owned by the Stockholders.

         "LMC Tax Opinion" means the written opinion of LMC's Tax counsel, addressed to LMC and dated as of the Closing Date, in form and substance reasonably satisfactory to LMC, to the effect that, based upon the Rulings, the

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Tax Opinion Representations, and any other facts, representations and assumptions set forth or referred to in such opinion, and subject to such qualifications and limitations as may be set forth in such opinion, for United States federal income tax purposes, no gain or loss will be recognized by (and no amount will be includible in the income of) the Stockholders on the Exchange.

         "LMC Tax Opinion Representations" means the representations set forth in a letter, which shall be executed by LMC on the Closing Date and dated and effective as of the Closing Date, to be made by LMC to each of the firms providing the Tax Opinions as a condition to, and in connection with, the issuance of the Tax Opinions, including representations in form and substance substantially as set forth in Schedule A to this Agreement (amended as necessary to reflect changes in relevant facts occurring after the date of this Agreement and on or before the Closing Date).

         "Material Adverse Effect" means, with respect to a Person or the Transferred Business, any change, effect, event, occurrence, development, condition or circumstance that, individually or in the aggregate with all other adverse changes, effects, events, occurrences, developments, conditions or circumstances, is, or is reasonably likely to be, materially adverse to the business, operations, results of operations, assets, liabilities, or condition (financial or otherwise) of such Person and its Subsidiaries, taken as a whole, or the Transferred Business, taken as a whole, or on the ability of such Person to consummate the Transactions, other than any change, effect, event, occurrence, development, condition or circumstance resulting from, or relating to (i) the United States economy in general or (ii) the industry in which such Person or the Transferred Business operates in general, and not having a materially disproportionate effect (relative to the effect on other Persons operating in such industry) on such Person or the Transferred Business; provided that for the purposes of any determination as to the existence of a "Material Adverse Effect" with respect to Splitco, Splitco's assets shall be deemed to consist of the following as of the time of such determination: (i) all issued and outstanding equity interests of each RSN Subsidiary and (ii) the DTV Shares; provided further that any determination as to the existence of a "Material Adverse Effect" with respect to Splitco shall be made after taking into account (without duplication) any amounts actually recovered, under any insurance policy maintained by Parent or any of its Affiliates or DTV, and/or by Parent, any Affiliate of Parent or DTV from any other third party, and, in each case, after giving effect to the application of any such amounts for the benefit of the Transferred Subsidiaries or DTV. No change, effect, event or occurrence arising or resulting from any of the following, either alone or in combination, shall constitute or be taken into account in determining whether there has been, a Material Adverse Effect: (i) the announcement or performance of this Agreement and the transactions contemplated hereby (including compliance with the covenants set forth herein, or any action taken or omitted to be taken by Parent, any Transferred Subsidiary, Splitco or DTV at the request or with the prior written consent of LMC), including, to the extent arising therefrom, any termination of, reduction in or similar negative impact on relationships, contractual or otherwise, with any customers, suppliers, distributors, partners or employees of the Transferred Business or DTV, (ii) acts of war or terrorism or natural disasters, (iii) changes in any Laws or regulations or applicable accounting regulations or principles or the interpretations thereof, (iv) the fact, in and of itself (and not the underlying causes thereof) that any Transferred Subsidiary or DTV failed to meet any projections, forecasts, or revenue or earnings predictions for any

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

period, or (v) any change, in and of itself (and not the underlying causes thereof) in the stock price of the LMC Parent Shares or the DTV Shares.

         "Maximum Amount" means $75,000,000 (provided that it is the understanding of the parties that such $75,000,000 amount shall not have deducted therefrom the amount of the Parent Basket Amount or the Liberty Basket Amount, as the case may be).

         "Multiemployer Plan" means any "multiemployer plan" within the meaning of Section 3(37) of ERISA.

         "Murdoch Interests" means each of Mr. K. Rupert Murdoch, the Murdoch Family Trust and Cruden Financial Services LLC and (x) any successor to any of the foregoing and (y) any transferee of Parent Class B Stock of any of the foregoing.

         "NAP Agreements" means each national advertising sales representation agreement by and among National Advertising Partners and each of the RSN Subsidiaries.

         "Network" means each of the regional sports programming cable networks operated by the RSN Subsidiaries and listed on Section 1.1 of the Parent Disclosure Letter.

         "Net Working Capital" means the (A) current assets (excluding cash and excluding Tax assets) less (B) current liabilities (excluding Tax liabilities, and calculated after giving effect to the settlement of intercompany accounts contemplated by Section 6.11), in each case, of the RSN Subsidiaries on a consolidated basis, all as determined in accordance with the methods, principles and classifications used in preparing the Interim Balance Sheet included in the Financial Statements and set forth on Schedule B attached hereto and in accordance with GAAP (excluding footnotes and normal year-end adjustments).

         "NSP Agreements" mean each national sports programming service license agreement by and among National Sports Programming and each of the RSN Subsidiaries.

         "Parent Basket Amount" means $12,000,000.

         "Parent Basket Breach" means the failure of any representation or warranty contained in this Agreement and made by Parent (other than those representations or warranties contained in Sections 4.1, 4.2, 4.3, 4.4, 4.19,
4.22 and 4.23 and other than the representations and warranties contained in
Section 4.20 which shall not be the subject of any claim for indemnification under Article VIII) to be true and correct when made or deemed made.

         "Parent Basket Exception Breach" means the failure of any representation or warranty contained in Sections 4.1, 4.2, 4.3, 4.4, 4.19, 4.22 and 4.23 of this Agreement to be true and correct when made or deemed made.

         "Parent Common Stock" means, collectively, the Class A Common Stock, par value $0.01 per share, of Parent ("Parent Class A Stock") and the Class B Common Stock, par value $0.01 per share, of Parent ("Parent Class B Stock").

         "Parent Disclosure Letter" means the disclosure letter that Parent has delivered to LMC on the date of this Agreement prior to the execution hereof, which letter is incorporated by reference herein.

         "Parent Indemnitees" means, collectively, Parent, its Affiliates and its and their respective stockholders (other than LMC and any of its Affiliates), members, partners, officers, directors, employees, attorneys, representatives and agents.

         "Parent Restructuring" means the restructuring effected by Parent and its Affiliates pursuant to the steps set forth on Schedule C hereto, as the same may be modified in accordance with the Tax Matters Agreement.

         "Parent Tax Opinion" means the written opinion of Parent's Tax counsel, addressed to Parent and dated as of the Closing Date, in form and substance reasonably satisfactory to Parent, to the effect that, based upon the Rulings, the Tax Opinion Representations and any other facts, representations and assumptions set forth or referred to in such opinion, and subject to such qualifications and limitations as may be set forth in such opinion, for United States federal income tax purposes, no gain or loss will be recognized by (and no amount will be includible in the income of) Parent or any of its Affiliates on the Exchange or the Parent Restructuring, except with respect to any DITS or ELAs.

         "Parent Tax Opinion Representations" means the representations set forth in the letter, which shall be executed by Parent on the Closing Date and dated and effective as of the Closing Date, to be made by Parent to each of the firms providing the Tax Opinions as a condition to, and in connection with, the issuance of the Tax Opinions, including representations in form and substance substantially as set forth in Schedule D to this Agreement (amended as necessary to reflect changes in relevant facts occurring after the date of this Agreement and on or before the Closing Date).

         "Permitted Encumbrances" means (i) Encumbrances for Taxes not yet due or being contested in good faith by appropriate proceedings and for which adequate accruals or reserves have been established, (ii) the claims of mechanics, materialmen or like Persons that have arisen in the ordinary course of business or imperfections of title, restrictions and other Encumbrances that, in any such case, do not materially interfere with the use of (in the ordinary course of business) or the value (as so used) of, the property subject thereto, (iii) rights granted to any licensee of any Intellectual Property Rights in the ordinary course of business consistent with past practices, (iv) Encumbrances securing Indebtedness not yet in default for the purchase price or lease payments on property purchased or leased in the ordinary course of business, (v) Encumbrances created by actions of LMC or its Affiliates, (vi) with respect to securities, including capital stock, Encumbrances imposed by the Securities Act or the Exchange Act or (vii) Encumbrances arising from the rights and obligations under this Agreement or any Ancillary Agreement.

         "Person" means an individual, partnership (general or limited), corporation, limited liability company, joint stock company, unincorporated organization or association, trust, joint venture or other entity, or a Governmental Authority.

         "Pledged Shares" means the 60,000,000 shares of Parent Class A Common Stock owned beneficially and of record by the Stockholders pledged, as of the date hereof, to secure certain of the Stockholders' obligations under variable forward OTC contracts.

         "Production Services Agreement" means the agreement relating to the provision of production services identified therein by the Transferred Subsidiaries to be entered into by and among each of the Transferred Subsidiaries and Fox Sports Net, Inc.

         "Real Property Lease" means the lease or sublease agreement pursuant to which a Leased Real Property is leased or subleased.

         "Release" means any release, spill, emission, discharge, leaking, pumping, injection, deposit, disposal, dispersal, leaching or migration into the indoor or outdoor environment (including ambient air, surface water, groundwater and surface or subsurface strata) or into or out of any property, including the movement of Hazardous Materials through or in the air, soil, surface water, groundwater or property.

         "RSN Subsidiaries" means each of Fox Sports Net Rocky Mountain, LLC, Fox Sports Net Pittsburgh, LLC, and Fox Sports Net Northwest, LLC.

         "RSN Subsidiary Non-Competition Agreement" means the letter agreement relating to Parent's confidentiality, non-competition and non-solicitation obligations relating to the RSN Subsidiaries to be entered into by and among Parent, Splitco and each RSN Subsidiary.

         "Rulings" shall mean the Exchange Rulings and the Parent Restructuring Ruling.

         "SEC" means the United States Securities and Exchange Commission.

         "Securities Act" means the United States Securities Act of 1933.

         "Securities Encumbrances" means security interests, liens, charges, claims, title defects, deficiencies or exceptions, mortgages, pledges, rights of first refusal, rights of first negotiation or any similar right in favor of any Person, any restriction on the receipt of any income derived from any security and any limitation or restriction on the right to own, vote, sell or otherwise dispose of any security, conditional sales or other title retention agreements, covenants, conditions or other similar restrictions (including restrictions on transfer) or other encumbrances of any nature whatsoever, other than (i) Encumbrances imposed by the Securities Act or the Exchange Act or (ii) Encumbrances arising from the rights and obligations under this Agreement.

         "Splitco Common Stock" means the common stock, par value $0.01 per share, of Splitco.

         "Splitco Shares" means all of the issued and outstanding shares of Splitco Common Stock.

         "Sports Access Agreements" means the agreements relating to the license of highlights and clips for news access by media organizations to the

RSN Subsidiaries to be entered into by and among each of the RSN Subsidiaries and Sports Access, a division of ARC Holding, Ltd.

         "Stockholders" means Liberty NC, Inc., Liberty NC II, Inc., Liberty NC IV, Inc., Liberty NC V, Inc., Liberty NC VI, Inc., Liberty NC VII, Inc., Liberty NC VIII, Inc., Liberty NC IX, Inc., Liberty NC XII, Inc. and LMC Bay Area Sports, Inc.

         "Subsidiary" when used with respect to any Person, means (i)(A) a corporation of which a majority in voting power of its share capital or capital stock with voting power, under ordinary circumstances, to elect directors is at the time, directly or indirectly, owned by such Person, by a Subsidiary of such Person, or by such Person and one or more Subsidiaries of such Person, whether or not such power is subject to a voting agreement or similar Encumbrance, (B) a partnership or limited liability company in which such Person or a Subsidiary of such Person is, at the date of determination, (1) in the case of a partnership, a general partner of such partnership with the power affirmatively to direct the policies and management of such partnership or (2) in the case of a limited liability company, the managing member or, in the absence of a managing member, a member with the power affirmatively to direct the policies and management of such limited liability company, or (C) any other Person (other than a corporation) in which such Person, a Subsidiary of such Person or such Person and one or more Subsidiaries of such Person, directly or indirectly, at the date of determination thereof, has (1) the power to elect or direct the election of a majority of the members of the governing body of such Person, whether or not such power is subject to a voting agreement or similar Encumbrance, or (2) in the absence of such a governing body, at least a majority ownership interest or (ii) any other Person of which an aggregate of more than 50% of the equity interests are, at the time, directly or indirectly, owned by such Person and/or one or more Subsidiaries of such Person. For the purposes of the foregoing, the Transferred Subsidiaries will be treated as Subsidiaries of Parent until the Closing is completed and as Subsidiaries of LMC immediately after the Closing, and neither IAC/InterActiveCorp nor Expedia, Inc., or any of their respective Subsidiaries, will be treated as Subsidiaries of LMC.

         "Tax" or "Taxes" means (i) any and all taxes, charges, fees, levies, customs, duties, tariffs, or other assessments, including income, gross receipts, excise, real or personal property, sales, withholding, social security, retirement, unemployment, occupation, use, goods and services, service use, license, value added, capital, net worth, payroll, profits, withholding, franchise, transfer and recording taxes, fees and charges, and any other taxes, charges, fees, levies, customs, duties, tariffs or other assessments imposed by the IRS or any taxing authority (whether domestic or foreign including any state, county, local or foreign government or any subdivision or taxing agency thereof (including a United States possession)), whether computed on a separate, consolidated, unitary, combined or any other basis; and such term shall include any interest thereon, fines, penalties, additions to tax, or additional amounts attributable to, or imposed upon, or with respect to, any such taxes, charges, fees, levies, customs, duties, tariffs, or other assessments; (ii) any Liability for the payment of any amounts described in clause (i) as a result of being a member of an affiliated, consolidated, combined, unitary or similar group or as a result of transferor, successor or similar Liability; and (iii) any Liability for the payments of any amounts as a result of being a party to any Tax sharing agreement or as a result of any express or implied obligation to indemnify any other Person with respect to the payment of any amounts of the type described in clause (i) or
(ii).

         "Tax Matters Agreement" means the Tax Matters Agreement by and among Parent and LMC, attached as Exhibit A-I hereto.

         "Tax Opinions" means the Parent Tax Opinion and the LMC Tax Opinion.

         "Tax Opinion Representations" means the LMC Tax Opinion
Representations and the Parent Tax Opinion Representations.

         "Tax Returns" means any return, report, certificate, form or similar statement or document (including any related or supporting information or schedule attached thereto and any information return, amended Tax Return, claim for refund or declaration of estimated Tax) required to be supplied to, or filed with, a Taxing Authority in connection with the determination, assessment or collection of any Tax or the administration of any laws, regulations or administrative requirements relating to any Tax.

         "Taxing Authority" shall have the meaning given to such term in the Tax Matters Agreement.

         "Tax Sharing Agreement" shall have the meaning given to such term in the Tax Matters Agreement.

         "Technical Services Agreement" means the agreement relating to the provision of uplink, engineering and other services identified therein by and among Fox Sports Net, Inc. and each of the RSN Subsidiaries.

         "Transactions" means the transactions contemplated hereby and each of the Ancillary Agreements, including the Exchange and the Parent Restructuring.

         "Transferred Employees" means the individuals listed on Section 1.1 of the Parent Disclosure Letter (which section of the Disclosure Letter shall be updated as of the Closing Date to reflect individuals hired following the date hereof and prior to the Closing Date in compliance with Section 6.2 hereof, provided, however that any individual listed on Section 1.1.1(a) of the Parent Disclosure Letter as of the Closing Date whose employment with any Transferred Subsidiary terminates in the ordinary course of business following the date hereof and prior to the Closing Date shall not be deemed to be a "Transferred Employee").

         "Transferred Subsidiaries" means, collectively, Splitco and each RSN Subsidiary.

         "Transitional Services Agreement" means the agreement relating to the provision of corporate transitional services identified therein by and among Fox Sports Net, Inc. and each of the RSN Subsidiaries.

         "Treasury Regulations" mean the regulations promulgated under the Code.

         "WARN Act" means the Worker Adjustment and Retraining Notification Act and any similar state or local Law of any jurisdiction in the United States of America.

         "Webpage Services Agreement" means the agreement relating to the provision of website management and other information technology services identified therein by and among Fox Interactive Media, Inc. and each of the RSN Subsidiaries.

         Section 1.2. Terms Defined in Other Sections. The following terms are defined elsewhere in this Agreement in the following Sections:

            Ancillary Agreements                               Recitals
            Affiliate Transaction                              Section 4.21
            Agreement                                          Preamble
            Broker                                             Section 4.22
            Broker Fees                                        Section 4.22
            Business Records                                   Section 6.9.3
            Closing                                            Section 3.2
            Closing Certificates                               Section 3.4.3
            Closing Date                                       Section 3.2
            Collective Bargaining Agreement                    Section 4.14.1
            Conclusive Net Working Capital Statement           Section 3.9.3
            Controlled Group Liability                         Section 4.12.2
            Disinterested Stockholder Approval                 Section 6.4.1
            Disputed Items                                     Section 3.9.2
            Employee Benefit Plan                              Section 4.12.1
            Employment Agreement                               Section 4.12.1
            ERISA Affiliate                                    Section 4.12.2
            Estimated Net Working Capital                      Section 3.8.1
            Estimated Net Working Capital Deficiency Amount    Section 3.8.2
            Estimated Net Working Capital Excess Amount        Section 3.8.2
            Exchange                                           Section 3.1
            Exchange Rulings                                   Section 7.2.4
            Extended Termination Date                          Section 9.1.2
            Extraordinary Transaction                          Section 6.13.2
            FCC Applications                                   Section 6.6.3
            Final Net Working Capital Deficiency Amount        Section 3.9.4
            Final Net Working Capital Excess Amount            Section 3.9.4
            HSR Act                                            Section 4.5.4
            Indemnified Party                                  Section 8.3.1
            Indemnifying Party                                 Section 8.3.1
            L Acquisition Proposal                             Section 6.13.2
            Licensed Intellectual Property                     Section 4.8.2
            LMC                                                Preamble
            LMC Exchange Ruling                                Section 7.2.4
            LMC Related Party                                  Section 10.5
            LMC Ruling                                         Section 7.2.4
            Material Contracts                                 Section 4.13
            Net Working Capital Statement                      Section 3.9.1
            Neutral Arbitrator                                 Section 3.9.3
            Owned Intellectual Property                        Section 4.8.1

            Parent                                             Preamble
            Parent Acquisition Proposal                        Section 6.13.1
            Parent Change in Recommendation                    Section 6.4.1
            Parent Exchange Ruling                             Section 7.2.4
            Parent Group                                       Section 4.20.5
            Parent Recommendation                              Section 6.4.1
            Parent Restructuring Date                          Section 3.7
            Parent Restructuring Ruling                        Section 7.3.5
            Parent Stockholder Approval                        Section 4.4
            Parent Stockholders' Meeting                       Section 6.5
            Permits                                            Section 4.16
            Proxy Statement                                    Section 6.4.1
            Records                                            Section 6.9.3
            Representatives                                    Section 6.13.1
            Requisite Parent Stockholder Approval              Section 6.4.1
            Resolution Period                                  Section 3.9.2
            Seller Disability Plans                            Section 6.10.2
            Settlement                                         Section 6.6.5
            Splitco                                            Recitals
            Subsidiary Employee Benefit Plan                   Section 4.12.1
            Termination Date                                   Section 9.1.2
            Termination Fee                                    Section 9.2.2
            Transfer                                           Section 6.8.1
            Transferred Business                               Recitals


                                  ARTICLE II.

                                 INTERPRETATION

         Section 2.1. Interpretation. Unless otherwise indicated to the contrary in this Agreement by the context or use thereof: (a) the words, "herein," "hereto," "hereof" and words of similar import refer to this Agreement as a whole and not to any particular Section or paragraph hereof; (b) words importing the masculine gender shall also include the feminine and neutral genders, and vice versa; (c) words importing the singular shall also include the plural, and vice versa; and (d) the word "including" means "including without limitation"; and (e) the words "as of the date hereof" means "as of the date of this Agreement."

                                 ARTICLE III.

                           EXCHANGE OF STOCK; CLOSING

         Section 3.1. Exchange of Stock. Upon the terms and subject to the conditions of this Agreement, at the Closing, (a) Parent shall assign, transfer, convey and deliver to the Stockholders (in accordance with instructions relating to allocation of such shares provided by LMC to Parent no later than three (3) Business Days prior to the Closing Date) and LMC shall cause the Stockholders to accept and acquire from Parent, all of the Splitco Shares (free and clear of all Securities Encumbrances) in exchange for the LMC

Parent Shares, and (b) LMC shall cause the Stockholders to assign, transfer, convey and deliver to Parent, and Parent shall accept and acquire from the Stockholders, the LMC Parent Shares (free and clear of all Securities Encumbrances) in exchange for the Splitco Shares (collectively, the "Exchange).

         Section 3.2. Closing. The closing of the Exchange and the other transactions contemplated hereby (the "Closing") shall take place at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, 4 Times Square, New York, New York, as soon as practicable, but in no event later than three (3) Business Days after the satisfaction or waiver of the conditions set forth in Article VII (excluding conditions that, by their terms, cannot be satisfied until the Closing, but subject to the satisfaction or waiver of such conditions at the Closing), or at such other place or on such other date as Parent and LMC may mutually agree. The date upon which the Closing shall be effective is referred to herein as the "Closing Date."

         Section 3.3. Parent's Deliveries at the Closing. At the Closing, Parent shall deliver or cause to be delivered to LMC or the Stockholders, as applicable, the following:

         3.3.1 one or more stock certificates, together with stock powers executed in blank, representing all of the issued and outstanding capital stock of Splitco;

         3.3.2 the stock books, stock ledgers and minute books of each of the Transferred Subsidiaries;

         3.3.3 each of the Ancillary Agreements (other than the Tax Matters Agreement which shall be executed and delivered concurrently with this Agreement) duly executed by Parent and any of its Affiliates party thereto;

         3.3.4    letters of resignation, dated as of the Closing Date, from
                  (i) each of the directors and officers of Splitco and each RSN Subsidiary and (ii) each of K. Rupert Murdoch, David DeVoe and Peter Chernin from the Board of Directors of DTV;

         3.3.5 a certificate of an authorized officer of Parent pursuant to Sections 7.2.1 and 7.2.2 hereof; and

         3.3.6 such other documents as are reasonably required by LMC to be delivered to effectuate the Transactions or to evidence the authority, existence and good standing of Parent and its relevant Subsidiaries, including evidence of the possession by Splitco of the Cash Amount; provided that LMC shall use its reasonable best efforts to identify such documents to Parent in writing reasonably in advance of the anticipated Closing Date.

         Section 3.4. LMC's Deliveries at the Closing. At the Closing, LMC shall deliver or cause to be delivered to Parent the following:

         3.4.1 one or more stock certificates, together with stock powers executed in blank, representing the LMC Parent Shares owned by the Stockholders, or a confirmation from Parent's transfer agent, Computershare Investor Services, LLC, of a book-entry transfer of the LMC Parent Shares to Parent;

         3.4.2 each of the Ancillary Agreements to which LMC and any of its Affiliates are party (other than the Tax Matters Agreement which shall be executed and delivered concurrently with this Agreement) duly executed by LMC and any of its Affiliates party thereto;

         3.4.3 a certificate of an authorized officer of LMC pursuant to Sections 7.3.1 and 7.3.2 hereof (together with the certificate delivered pursuant to Section 3.3.5 hereof, the "Closing Certificates"); and

         3.4.4 such other documents as are reasonably required by Parent to be delivered to effectuate the Transactions or to evidence the authority, existence and good standing of LMC and its relevant Subsidiaries; provided that Parent shall use its reasonable best efforts to identify such documents to LMC in writing reasonably in advance of the anticipated Closing Date.

Each document of transfer or assumption referred to in this Article III (or in any related definition set forth in Article I) that is not attached as an Exhibit to this Agreement or is not otherwise an Ancillary Agreement shall be in customary form and shall be reasonably satisfactory in form and substance to the parties hereto.

         Section 3.5. Performance.

         3.5.1 LMC undertakes to Parent that to the extent that any Subsidiary of LMC fails to comply with any of its obligations under this Agreement and the Tax Matters Agreement when performance of such obligation has become due, LMC shall either (i) procure that such Subsidiary shall perform such obligation; or (ii) if such Subsidiary fails to so perform or if the Parent so elects, itself perform any such unperformed obligation.

         3.5.2 Parent undertakes to LMC that to the extent that any Subsidiary of Parent fails to comply with any of its obligations under this Agreement, the Tax Matters Agreement, the DTV Non-Competition Agreement or the RSN Non-Competition Agreement, when performance of such obligation has become due, Parent shall either (i) procure that such Subsidiary shall perform such obligation; or (ii) if such Subsidiary fails to so perform or if LMC so elects, itself perform any such unperformed obligation.

         Section 3.6. Adjustment to Number and Type of Securities.

         3.6.1 If, after the date of this Agreement, there is a subdivision, share split, consolidation, share dividend, combination, reclassification or similar event with respect to the securities referred to in this Agreement, then, in any such event, the numbers and types of such securities (and if applicable, the share prices thereof) shall be appropriately adjusted.

         3.6.2 In the event that DTV pays any dividend or makes any distribution (other than any periodic cash dividends paid or set aside in the ordinary course), in each case on the DTV Shares, in cash, property or other securities (other than any dividend or distribution for which appropriate adjustment is made in accordance with Section 3.6.1 above) to holders of record prior to the Closing Date, then upon payment of such dividend or the making of such distributions, such cash, property or other securities will (A) continue to be held by Parent and (B) be contributed (including any dividend or distributions thereon and, in the case of cash, interest thereon) to Splitco in connection with the Parent Restructuring without the payment of any additional consideration.

         Section 3.7. Parent Restructuring and Related Matters. Prior to the Closing Date, Parent shall complete the Parent Restructuring such that after the Parent Restructuring (the date on which the Parent Restructuring is complete, the "Parent Restructuring Date"):

         (a) Parent will be the sole shareholder of Splitco;

         (b) Splitco will be the sole record and beneficial owner of (i) all of the outstanding equity securities of each RSN Subsidiary and (ii) the DTV Shares; and (iii) will hold directly the Cash Amount; and

         (c) the RSN Subsidiaries will own, directly or indirectly, the Transferred Business.

         Section 3.8. Estimated Net Working Capital Adjustment.

         3.8.1 For the purpose of determining the Cash Amount, two (2) Business Days prior to the Closing Date, Parent shall cause to be prepared and delivered to LMC a statement setting forth a good faith estimate of the Net Working Capital (the "Estimated Net Working Capital") and the components thereof as of the Closing Date, together with a certificate from the principal financial officer of Parent stating that the Estimated Net Working Capital has been calculated in accordance with GAAP (excluding footnotes and normal year-end adjustments) and in accordance with the methods, principles and classifications used in preparing the Interim Balance Sheet included in the Financial Statements.

         3.8.2 If the Estimated Net Working Capital is a positive amount (the "Estimated Net Working Capital Excess Amount"), the Cash Amount shall be decreased by the Estimated Net Working Capital Excess Amount. If the Estimated Net Working Capital is a negative amount (the "Estimated Net Working Capital Deficiency Amount"), the Cash Amount shall be increased by the Estimated Net Working Capital Deficiency Amount. If the Estimated Net Working Capital is equal to zero dollars ($0), no adjustment pursuant to this Section 3.8.2 shall be made to the Cash Amount.

         Section 3.9. Final Net Working Capital Adjustment.

         3.9.1 Within forty-five (45) calendar days after the Closing Date, LMC shall cause to be prepared and delivered to Parent a statement (the "Net Working Capital Statement") setting forth the Net Working Capital and the components thereof as of the Closing Date, together with a certificate from the principal financial officer of LMC stating that the Estimated Net

                  Working Capital has been calculated in accordance with GAAP (excluding footnotes and normal year-end adjustments) and in accordance with the methods, principles and classifications used in preparing the Interim Balance Sheet included in the Financial Statements. For purposes of preparing such Net Working Capital Statement, no effect shall be given to any new accounting pronouncements that may be issued following the delivery of the statement pursuant to Section 3.8.1. Following the delivery of such Net Working Capital Statement, LMC shall provide Parent and any of Parent's Representatives (as defined below) with access during normal business hours to (and to examine and make copies of) all documents, records, work papers (including those of accountants), facilities and personnel of the Transferred Subsidiaries as is reasonably necessary for purposes of reviewing the Net Working Capital Statement.

         3.9.2 After receipt of the Net Working Capital Statement, Parent will have thirty (30) calendar days to review the Net Working Capital Statement. Unless Parent delivers written notice to LMC setting forth the specific items disputed by Parent on or prior to the thirtieth (30th) day after Parent's receipt of the Net Working Capital Statement, Parent will be deemed to have accepted and agreed to the Net Working Capital Statement and such statement (and the calculations contained therein) will be final, binding and conclusive. If Parent notifies LMC of its objections to the Net Working Capital Statement (or specific calculations contained therein) within such thirty
                  (30) day period, Parent and LMC shall, within thirty (30) days following delivery of such notice by Parent to LMC (the "Resolution Period"), attempt in good faith to resolve their differences with respect to the disputed items (or calculations) specified in the notice (the "Disputed Items"), and all other items (and all calculations relating thereto) will be final, binding and conclusive. Any resolution by Parent and LMC during the Resolution Period as to any Disputed Item shall be set forth in writing and will be final, binding and conclusive.

         3.9.3 If Parent and LMC do not resolve all Disputed Items by the end of the Resolution Period, then all Disputed Items remaining in dispute will be submitted to an independent accounting firm not retained by Parent or LMC or such other United States national independent accounting firm, in each case, mutually acceptable to Parent and LMC (the "Neutral Arbitrator"). The Neutral Arbitrator, acting as an expert and not as an arbitrator, shall determine only those Disputed Items remaining in dispute, consistent with this Section 3.9.3, and shall request a statement from Parent and LMC regarding such Disputed Items. In resolving each Disputed Item, the Neutral Arbitrator (i) may not assign a value to any Disputed Item greater than the greatest value for such Disputed Item claimed by any party or less than the lowest value for such Disputed Item claimed by any party and (ii) shall make its determination in accordance with the methods, principles and classifications used in preparing the Interim Balance Sheet included in the Financial Statements and in accordance with GAAP (excluding footnotes and normal year-end adjustments). All fees and expenses relating to the work, if any, to be performed by the Neutral Arbitrator will be allocated between Parent and LMC based upon the percentage which the portion of the contested amount not awarded to each party hereto bears to the amount actually contested by such party hereto. In addition, Parent and LMC shall give the Neutral Arbitrator access to all documents, records, work papers, facilities and personnel of such party and its Subsidiaries as reasonably necessary to perform its function as arbitrator. The Neutral Arbitrator will deliver to Parent and LMC a written determination (such determination to include a work sheet setting forth all material calculations used in arriving at such determination and to be based solely on information provided to the Neutral Arbitrator by Parent and LMC) of the Disputed Items submitted to the Neutral Arbitrator within thirty (30) days of receipt of such Disputed Items, which determination will be final, binding and conclusive. The final, binding and conclusive Net Working Capital Statement based either upon agreement or deemed agreement by Parent and LMC or the written determination delivered by the Neutral Arbitrator in accordance with this
                  Section 3.9.3, will be the "Conclusive Net Working Capital Statement." If any party fails to submit a statement regarding any Disputed Item submitted to the Neutral Arbitrator within the time determined by the Neutral Arbitrator or otherwise fails to give the Neutral Arbitrator access as reasonably requested, then the Neutral Arbitrator shall render a decision based solely on the evidence timely submitted and the access afforded to the Neutral Arbitrator by Parent and LMC.

         3.9.4 If the amount of Net Working Capital on the Conclusive Net Working Capital Statement is less than the Estimated Net Working Capital (the "Final Net Working Capital Deficiency Amount"), Parent shall pay to Splitco an amount in cash equal to the Final Net Working Capital Deficiency Amount. If the amount of Net Working Capital on the Conclusive Net Working Capital Statement is greater than the Estimated Net Working Capital (the "Final Net Working Capital Excess Amount"), Splitco shall pay to Parent an amount in cash equal to the Final Net Working Capital Excess Amount. If the amount of Net Working Capital on the Conclusive Net Working Capital Statement is equal to the Estimated Net Working Capital, no payment shall be required.

         3.9.5 All payments to be made pursuant to this Section 3.9 will (i) be made by wire transfer of immediately available funds on the second (2nd) Business Day following the date on which Parent and LMC agree or are deemed to have agreed to, or the Neutral Arbitrator delivers, the Conclusive Net Working Capital Statement, and (ii) will bear interest from the Closing Date through the date of payment at the prime rate of Citibank, N.A. in effect on the date such payment was required to be made.

                                  ARTICLE IV.

                    REPRESENTATIONS AND WARRANTIES OF PARENT

         Except as set forth in the Parent Disclosure Letter delivered by Parent to LMC prior to the execution of this Agreement, Parent hereby represents and warrants to LMC as follows:

         Section 4.1. Organization and Standing. Each of Parent and the Transferred Subsidiaries is (a) a corporation, limited liability company or other legal entity duly organized, validly existing and duly qualified or licensed and in good standing under the Laws of the state or jurisdiction of its organization with full corporate or other power, as the case may be, and authority to own, lease, use and operate its properties and to conduct its business as currently conducted, and (b) duly qualified or licensed to do business and, to the extent applicable, in good standing in any other jurisdiction in which the nature of the business conducted by it or the property it owns, leases, uses or operates requires it to be so qualified, licensed or in good standing, except where the failures to be so qualified, licensed or in good standing have not had a Material Adverse Effect on the Transferred Business. Parent has made available to LMC a complete and correct copy of the certificate of incorporation and by-laws (or other comparable organizational documents) of each of the Transferred Subsidiaries as in effect on the date hereof.

         Section 4.2. Capitalization.

         4.2.1 As of the Closing, Splitco's authorized capital stock will consist of one thousand (1,000) shares of Splitco Common Stock (the "Splitco Shares"). As of the date of this Agreement, Parent owns indirectly, through wholly owned Subsidiaries of Parent, all of the issued and outstanding shares of Splitco beneficially and of record, free and clear of any Securities Encumbrances. Immediately prior to the Closing, Parent shall own directly all of the issued and outstanding shares of Splitco beneficially and of record, free and clear of any Securities Encumbrances. There are no shares of capital stock of Splitco issued or outstanding other than the Splitco Shares. Parent has the sole, absolute and unrestricted right, power and capacity to exchange, assign and transfer all of the Splitco Shares to the Stockholders.

         4.2.2 Parent, indirectly through one of its Subsidiaries, owns all of the issued and outstanding equity interests of each of the RSN Subsidiaries beneficially and of record, free and clear of any Encumbrances. A Subsidiary of Parent has the sole, absolute and unrestricted right, power and capacity to exchange, assign and transfer all of the equity interests of each RSN Subsidiary to Splitco.

         4.2.3 The Splitco Shares are duly authorized, validly issued, fully paid and nonassessable, and have not been issued in violation of any preemptive or similar rights. Other than this Agreement, there are no outstanding subscriptions, options, warrants, puts, calls, agreements or other rights of any type or other securities (a) requiring the issuance, sale, transfer, repurchase, redemption or other acquisition of any shares of capital stock of Splitco or any equity interests of any RSN Subsidiary, (b) restricting the transfer of any shares of capital stock of Splitco or any equity interests of any RSN Subsidiary, or (c) relating to the voting of any shares of capital stock of Splitco or any equity interests of any RSN Subsidiary. There are no issued or outstanding bonds, debentures, notes or other indebtedness of Splitco or any RSN Subsidiary having the right to vote (or convertible into, or exchangeable for, securities having the right to vote), upon the happening of a certain event or otherwise, on any matters on which the equity holders of Splitco or any RSN Subsidiary may vote.

         4.2.4 Neither Splitco nor any RSN Subsidiary is in default under or in violation (and no event shall have occurred which, with notice or the lapse of time or both, would constitute such a default or violation) of any term, condition or provision of its certificate of incorporation or bylaws except for any such defaults or violations which would not materially delay or impair the performance of this Agreement by Parent.

         4.2.5 As of the date hereof, Parent or one of its Subsidiaries has good and valid title to the Splitco Shares and all issued and outstanding equity interests of each of the Transferred Subsidiaries, free and clear of any and all Securities Encumbrances. As of the Closing, Splitco will have good and valid title to all shares of the RSN Subsidiaries, free and clear of any and all Securities Encumbrances. Except as specified in this Agreement, as of the Closing, Splitco shall not have entered into any agreement, arrangement or understanding to purchase, capital stock or other equity interests in any other Person. There exists no Subsidiary of any RSN Subsidiary. No RSN Subsidiary owns any equity interest of any Person.

         4.2.6 Except as set forth in this Section 4.2, there are no outstanding subscriptions, options, warrants, puts, calls, trusts (voting or otherwise), rights (including conversion or preemptive rights and rights of first refusal), exchangeable or convertible securities or other commitments or agreements of any nature relating to the capital stock or other securities or ownership interests of Splitco (including any phantom shares, phantom equity interests, stock or equity appreciation rights or similar rights) or obligating Splitco or any of its Subsidiaries, at any time or upon the happening of any event, to issue, transfer, deliver, sell repurchase, redeem or otherwise acquire, or cause to be issued, transferred, delivered, sold, repurchased, redeemed or otherwise acquired, any of its capital stock or any phantom shares, phantom equity interests, stock or equity appreciation rights or similar rights, or other ownership interest of Splitco or obligating Splitco to grant, extend or enter into any such subscription, option, warrant, put, call, trust, right, exchangeable or convertible security, commitment or agreement.

         4.2.7 Immediately after the Closing, the Stockholders will have good title to all of the Splitco Shares free and clear of all Securities Encumbrances. As of the Closing, except for the Splitco Shares, there shall be no outstanding (i) shares of capital stock or voting securities of, or other ownership interests in, Splitco, (ii) securities of Splitco or any of its Subsidiaries convertible into or exchangeable for shares of capital stock or other voting securities of, or ownership interests in, Splitco or (iii) options or other rights to acquire from Splitco or any of its Subsidiaries, or other obligations of Splitco or any of its Subsidiaries to issue, any capital stock or other voting securities of, or other ownership interests in, or any securities convertible into or exercisable or exchangeable for any capital stock or other voting securities of Splitco. As of the Closing, there will be no outstanding obligations of any Transferred Subsidiary to repurchase, redeem or otherwise acquire any such securities from any other Person.

         Section 4.3. Corporate Power and Authority. Parent has all requisite corporate power and authority to enter into and deliver this Agreement and to consummate the Transactions. Each of Parent, Splitco and the other Subsidiaries of Parent party thereto has all requisite corporate or similar power, as the case may be, and authority to execute and deliver the Ancillary Agreements and the other agreements, documents and instruments to be executed and delivered by it in connection with this Agreement, including the Parent Tax Opinion Representations, the Closing Certificates required by Sections 7.2.1 and 7.2.2, or the Ancillary Agreements and to consummate the transactions contemplated thereby. The execution, delivery and, subject to receipt of the Parent Stockholder Approval, performance of this Agreement by Parent and the consummation by Parent, Splitco and the other applicable Subsidiaries of Parent of the Transactions, including the execution, delivery and performance of the Ancillary Agreements and the other agreements, documents and instruments to be executed and delivered in connection with this Agreement or the Ancillary Agreements by Parent, Splitco and the other applicable Subsidiaries of Parent and the consummation (other than the payment of any Termination Fee) of the Transactions, have been duly authorized by all necessary action on the part of Parent, Splitco and the other applicable Subsidiaries of Parent. Each of this Agreement and the Tax Matters Agreement has been duly executed and delivered by Parent and constitutes the legal, valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws now or hereafter in effect relating to or affecting creditors' rights generally, including the effect of statutory and other Laws regarding fraudulent conveyances and preferential transfers and subject to the limitations imposed by general equitable principles (regardless of whether such enforceability is considered in a proceeding at Law or in equity). When signed, each of the Ancillary Agreements (other than the Tax Matters Agreement which is the subject of the preceding sentence) and the other agreements, documents, certificates (including the Parent Tax Opinion Representations) and instruments to be executed and delivered by Parent, Splitco and each Subsidiary of Parent in connection with this Agreement and the Transactions shall have been duly executed and delivered by Parent, Splitco and the other Subsidiaries of Parent party thereto and shall constitute the legal, valid and binding obligations of Parent, Splitco and such other Subsidiaries of Parent, enforceable against each such Person in accordance with their respective terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws now or hereafter in effect relating to or affecting creditors' rights generally, including the effect of statutory and other Laws regarding fraudulent conveyances and preferential transfers and subject to the limitations imposed by general equitable principles (regardless of whether such enforceability is considered in a proceeding at Law or in equity).

         Section 4.4. Shareholder Votes Required. At the Parent Stockholders' Meeting (as defined in Section 6.5), the affirmative vote of a majority of the votes cast in person or by proxy by holders of Parent Class B Shares other than LMC, the Stockholders and any of their respective Associates (the "Parent Stockholder Approval"), in accordance with Chapter 10.1 of the ASX Listing Rules is the only vote of the holders of any class or series of capital stock of Parent or any of its Subsidiaries required by any applicable Law to approve the Exchange. Other than the Parent Stockholder Approval, no vote or other action of the stockholders of Parent is required by Law, the organizational documents of Parent, the ASX Listing Rules, the rules and regulations of the New York Stock Exchange or otherwise in order for Parent to consummate the Transactions. The Board of Directors of Parent, by vote at a meeting duly called and held, has approved this Agreement, determined that the Exchange is fair to and in the best interests of Parent's stockholders and has adopted resolutions recommending approval of the Exchange by the stockholders of Parent. The Murdoch Interests have agreed with Parent and LMC to be present, in person or by proxy, at the Parent Stockholder Meeting and to vote all shares of Parent Class B Stock beneficially owned by them at the Parent Stockholder Meeting (or any adjournment thereof) in favor of the approval of the Exchange; provided that the foregoing shall be deemed not to have been violated if the shares held by the Murdoch Interests shall have been disregarded for purposes of the Parent Shareholder Approval under the ASX listing rules.

         Section 4.5. Conflicts; Consents and Approvals. Except as set forth in
Section 4.5 of the Parent Disclosure Letter, neither the execution, delivery and performance by Parent of this Agreement, nor the execution, delivery and performance by Parent, the Transferred Subsidiaries and the other Subsidiaries of Parent party thereto of the Ancillary Agreements and the other agreements, documents and instruments to be executed and delivered by each of them in connection with this Agreement and the Ancillary Agreements, will:

         4.5.1 conflict with, or result in a breach of any provision of, the organizational documents of Parent, any Transferred Subsidiary any applicable Parent Subsidiary;

         4.5.2 violate, or conflict with, or result in a breach of any provision of, or constitute a change of control or default (or an event that, with the giving of notice, the passage of time or otherwise, would constitute a default) under, or require any action, consent, waiver or approval of any third party or entitle any Person (with the giving of notice, the passage of time or otherwise) to terminate, accelerate, modify or call a default under, or give rise to any obligation to make a payment under, or to any increased, additional or guaranteed rights of any Person under, or result in the creation of any Encumbrance upon any of the properties or assets of any Transferred Subsidiary or under any of the terms, conditions or provisions of any material Contract to which Parent or any Transferred Subsidiary is a party or pursuant to which any of their respective properties or assets are bound, except for any such conflicts, violations, breaches, defaults or occurrences which would not prevent or materially delay the performance of this Agreement by Parent;

         4.5.3 assuming the approvals required under Section 4.5.4 are obtained, violate any order, writ, or injunction, or any decree, or any material Law applicable to Parent or any Transferred Subsidiary, or any of their respective properties or assets; or

         4.5.4 require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except for (i) (A) applicable requirements of the Exchange Act, the Securities Act, and state securities or "blue sky" Laws, (B) the pre-merger notification requirements of the Hart- Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder (the "HSR Act"), and (C) approval of the Transactions under the Communications Act and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications would not prevent or materially delay the performance of this Agreement by Parent.

         Section 4.6. Operations of the Transferred Business. Except as set forth in Section 4.6 of the Parent Disclosure Letter, since October 1, 2006 and through the date of this Agreement, the Transferred Business has been conducted in the ordinary course of business consistent with past practice and there has not been since such date the occurrence of any fact, event or circumstance described in Sections 6.2.8, 6.2.9, 6.2.12 - 6.2.17 (assuming that the period referred to therein is effective beginning October 1, 2006).

         Section 4.7. Compliance with Law. The Transferred Business is currently being conducted, and since January 1, 2004, has been conducted, in compliance with all material Laws applicable to the Transferred Business or the Transferred Employees. Since January 1, 2004 and prior to the date of this Agreement, none of Parent, Splitco or any of the RSN Subsidiaries has received any material notice from any Governmental Authority that the Transferred Business has been or is being conducted in violation of any applicable material Law or that an investigation or inquiry into any noncompliance with any applicable material Law is ongoing, pending or, to the Knowledge of Parent, threatened. This Section 4.7 does not relate to matters with respect to Taxes, which are the subject of Section 4.20 or the Tax Matters Agreement, as the case may be, to Environmental Matters, which are the subject of Section 4.10, to Employee Benefits Plan matters, which are the subject of Section 4.12 or to Labor and Employment Matters, which are the subject of Section 4.14.

         Section 4.8. Intellectual Property.

         4.8.1 Section 4.8.1 of the Parent Disclosure Letter sets forth a list of all patents, patent applications, registered trademarks, material unregistered trademarks, registered copyrights and Internet domain name registrations that are, as of the date of this Agreement, owned by the RSN Subsidiaries (the "Owned Intellectual Property"). The RSN Subsidiaries own the Owned Intellectual Property, free and clear of all Encumbrances and have the exclusive right to use and sublicense, without payment to any other Person, all of the Owned Intellectual Property. As of the date hereof, no license relating to any of the Owned Intellectual Property has been granted, except as provided in the Ancillary Agreements, and except for Customer Agreements entered into in the ordinary course of business.

         4.8.2 Section 4.8.2 of the Parent Disclosure Letter sets forth a list that includes all material Intellectual Property that is held for use under license by the RSN Subsidiaries as of the date hereof (the "Licensed Intellectual Property"). As of the date hereof, neither Parent nor the RSN Subsidiaries have given or received any notice of material default or of any event which with the lapse of time would constitute a material default under any material agreement relating to the Licensed Intellectual Property; neither Parent nor the Transferred Subsidiaries, nor, to Parent's Knowledge, any other Person, currently is in material default under any such agreement.

         4.8.3 To Parent's Knowledge, as of the date hereof, no third party is infringing in any material respect a proprietary right in any Owned Intellectual Property. To Parent's Knowledge, the use of any Owned Intellectual Property or Licensed Intellectual Property in connection with the Transferred Business as currently conducted does not materially infringe upon, misappropriate, violate or conflict in any way with any material Intellectual Property rights of any Person.

         4.8.4 There is no pending or, to Parent's Knowledge, threatened material claim (i) challenging the validity or enforceability of, or contesting the Parent's or the Transferred Subsidiaries' right to make, sell, offer to sell, and/or use any of the Owned Intellectual Property or Licensed Intellectual Property; (ii) challenging the validity or enforceability of any agreement relating to the Owned Intellectual Property or Licensed Intellectual Property; or
                  (iii) asserting that the manufacture, sale, offer of sale, and/or use of any Owned Intellectual Property or Licensed Intellectual Property infringes upon, misappropriates, violates or conflicts in any way with the Intellectual Property rights of any Person.

         4.8.5 The making, using, selling, offering to sell, or other implementation of any apparatus, systems, processes, methods, or other technologies (and/or combination thereof) used in or necessary for operation and conducting of the Transferred Business as currently conducted do not infringe upon, misappropriate, violate, or conflict in any way with the material Intellectual Property rights of any Person.

         Section 4.9. Absence of Splitco Operations; Splitco Assets and Liabilities. Splitco has conducted no activities other than in connection with the execution and delivery of the Ancillary Agreements to which it is or will be a party. As of the Closing, the assets of Splitco will consist solely of (i) all issued and outstanding equity interests of each RSN Subsidiary, (ii) the DTV Shares and (iii) the Cash Amount (collectively, the "Splitco Assets"). As of the Closing, the Transferred Subsidiaries will have no Liabilities other than Liabilities arising as a result of its ownership of the Splitco Assets and any Liabilities set forth in Section 4.9(a) of the Parent Disclosure Letter. Except as set forth in Section 4.9(b) of the Parent Disclosure Letter, the assets of the RSN Subsidiaries, along with the rights of Splitco and the RSN Subsidiaries under the Ancillary Agreements, are sufficient to permit the RSN Subsidiaries to conduct immediately following the Closing the Transferred Business in all material respects in the manner as the Transferred Business was being conducted as of the date hereof.

         Section 4.10. Environmental Matters.

         4.10.1 The Transferred Business is currently being conducted in compliance in all material respects with, and, since January 1, 2004 has been conducted in compliance in all material respects with, all applicable Environmental Laws.

         4.10.2 Except as would not reasonably be expected to form the basis of any material Environmental Claim against the Transferred Business, since January 1, 2004, the Transferred Business has not disposed of, Released, transported, stored, or arranged for the disposal of any Hazardous Materials to, at or upon:

                  (i) any location other than a site lawfully permitted to receive such Hazardous Materials; (ii) any premises currently or formerly owned or leased by any of the RSN Subsidiaries, except for the use of household cleaners and office products in the ordinary course of business in compliance with applicable Environmental Laws; or (iii) any site which has been placed on the National Priorities List, CERCLIS or their state equivalents;

         4.10.3 Since January 1, 2004, the operations of the Transferred Business have not resulted in any Release of Hazardous Materials at or from any Leased Real Property that requires Cleanup that has not been completed to the satisfaction of the relevant Governmental Authority or would reasonably be expected to form the basis of any material Environmental Claim against the Transferred Business;

         4.10.4 The Transferred Business is not subject to, and, since January 1, 2004, none of the RSN Subsidiaries has received written notice of, any existing, pending, or, to the Knowledge of Parent, threatened material Action, by any Person under any Environmental Laws or involving the presence, Release or threatened Release of any Hazardous Material at any location currently or formerly owned or operated as part of the Transferred Business.

         Section 4.11. Litigation.

         4.11.1 Other than Actions of the type contemplated by Section 4.11.2 and judgments, decrees, written agreements, memoranda of understanding or orders of Governmental Authorities of the type contemplated by Section 4.11.3, (i) as of the date hereof, there are no Actions pending or, to the Knowledge of Parent, threatened against any of the Transferred Subsidiaries, by or before any Governmental Authority, (ii) there are no material Actions pending, or to the Knowledge of Parent, threatened against any of the Transferred Subsidiaries, by or before any Governmental Authority, (iii) as of the date hereof, there is no judgment, decree, injunction, ruling or order of any Governmental Authority outstanding against any Transferred Subsidiary and (iv) there is no material judgment, decree, injunction, ruling or order of any Governmental Authority outstanding against any Transferred Subsidiary.

         4.11.2 As of the execution of this Agreement, there is no Action pending or, to Parent's Knowledge, threatened against Parent or any of its Affiliates that seeks, or would reasonably be expected, to prohibit or restrain the ability of Parent or any of its Affiliates to enter into this Agreement or any of the Ancillary Agreements to which it is a party or to timely consummate the Transactions.

         4.11.3 As of the execution of this Agreement, there are no material judgments, decrees, written agreements, memoranda of understanding or orders of any Governmental Authority outstanding against Parent or any of its Affiliates which would reasonably be expected to prevent, prohibit, materially delay or enjoin the consummation of the Transactions.

         Section 4.12. Employee Benefit Plans.

         4.12.1 Section 4.12.1 of the Parent Disclosure Letter sets forth, as of the date of this Agreement, a list of all material "employee pension benefit plans" (as defined in Section 3(2) of ERISA), "employee welfare benefit plans" (as defined in
                  Section 3(1) of ERISA), and deferred compensation, bonus, retention bonus, incentive, severance, stock bonus, stock option, restricted stock, stock appreciation right, stock purchase, holiday pay, and vacation pay plans, and any other employee benefit plan, program, policy or arrangement covering Transferred Employees as of the date hereof, that are currently either maintained by or contributed to by Parent or any of its Subsidiaries or to which Parent or any of its Subsidiaries is obligated to make payments or otherwise have any liability (collectively, the "Employee Benefit Plans"), and each employment, severance, retention, consulting or similar agreement currently in effect that has been entered into by Parent, any Transferred Subsidiary or any of their respective Affiliates, on the one hand, and any Transferred Employee, on the other hand (collectively, the "Employment Agreements"). Each Employee Benefit Plan which provides, as of the date of hereof, benefits solely with respect to the Transferred Employees and no other active employees of Parent or any other Subsidiary is separately identified on Section 4.12.1 of the Parent Disclosure Letter (collectively, the "Subsidiary Employee Benefit Plans"). Summaries of all Employee Benefit Plans (except for plans contributed to pursuant to a Collective Bargaining Agreement set forth on Section 4.12.1 of the Parent Disclosure Letter), copies of all such written Subsidiary Employee Benefit Plans and Employment Agreements and written summaries of all unwritten Subsidiary Employee Benefit Plans have been made available to LMC.

         4.12.2 No Controlled Group Liability has been incurred by any Transferred Subsidiary or any trade or business that together with any Transferred Subsidiary would be deemed a "single employer," within the meaning of section 4001(b) of ERISA (an "ERISA Affiliate"), no condition exists that presents a material risk to any Transferred Subsidiary or any ERISA Affiliate of incurring any Controlled Group Liability, and no Controlled Group Liability would reasonably be expected to be incurred by the Transferred Subsidiaries following the Closing by reason of such Transferred Subsidiaries having been an ERISA Affiliate of Parent (or of any other ERISA Affiliate of Parent) prior to the Closing. For purposes of this Agreement, "Controlled Group Liability" means any and all liabilities (i) under Title IV of ERISA, other than for payment of premiums to the Pension Benefit Guaranty Corporation (which premiums have been paid when due), (ii) under Section 302 or 4068(a) of ERISA, (iii) under Sections 412(n) or 4971 of the Code and (iv) for violation of the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code or the group health requirements of Sections 9801 et seq. of the Code and Sections 701 et seq. of ERISA. The consummation of the Transactions will not result in the occurrence of any reportable event within the meaning of Section 4043(c) of ERISA with respect to any pension plan maintained by Parent or an ERISA Affiliate. None of the Subsidiary Employee Benefit Plans is subject to Title IV of ERISA or Section 412 of the Code.

         4.12.3 No Transferred Subsidiary has any liability, fixed or contingent, with respect to a Multiemployer Plan.

         4.12.4 Each Employee Benefit Plan has been operated and administered in all material respects in accordance with its terms and applicable law, including but not limited to ERISA and the Code. As of the date hereof, there are no actions, suits or claims pending (other than routine claims for benefits) or, to the Knowledge of Parent, threatened against, or with respect to, any of the Employee Benefit Plans or their assets. There are no material actions, suits or claims pending (other than routine claims for benefits) or, to the Knowledge of Parent, threatened against, or with respect to, any of the Employee Benefit Plans or their assets. There have been no "prohibited transactions" (as described in Section 406 of ERISA or Section 4975 of the Code) with respect to any of the Employee Benefit Plans. Other than routine filings, there is no matter pending or audit in progress with respect to any of the Employee Benefit Plans before or by any Governmental Authority.

         4.12.5 Each Employee Benefit Plan intended to be qualified, within the meaning of Section 401(a) of the Code, has received a favorable determination letter regarding the Employee Benefit Plan's qualification from the IRS with respect to all amendments required by applicable law (or such plan has been submitted to the IRS for a determination as to its qualification within the applicable remedial amendment period).

         4.12.6 The execution and delivery of this Agreement and the consummation of the Transactions will not (except as otherwise provided in this Agreement) (A) require any Transferred Subsidiary to make a larger contribution to, or pay greater benefits or provide other rights under, any Employee Benefit Plan, any Employment Agreement or any other employee benefit plan or arrangement than it otherwise would, whether or not some other subsequent action or event would be required to cause such payment or provision to be triggered or (B) create, give rise to or accelerate any additional benefits, vested rights or service credits under any Employee Benefit Plan, Employment Agreement or any other employee benefit plan or arrangement. In connection with the consummation of the Transactions, no payment of money or other property, acceleration of benefits or provision of other rights has been made under this Agreement, any Employee Benefit Plan or otherwise that would be nondeductible for income Tax purposes by Splitco or the Transferred Subsidiaries by virtue Section 280G of the Code.

         4.12.7 No Subsidiary Employee Benefit Plan provides post employment medical, disability, life insurance benefits or other welfare benefits, except as required by Section 4980B of the Code or
                  Part 6 of Title I of ERISA and at no expense to any Transferred Subsidiary.

         4.12.8 Except as disclosed on Section 4.12.8 of the Parent Disclosure Schedule, no Subsidiary Employee Benefit Plan, Employment Agreement or payment or benefit provided pursuant to any Subsidiary Employee Benefit Plan, Employment Agreement or other contract, agreement or benefit arrangement covering any "service provider" (within the meaning of Section 409A of the Code), including the grant, vesting or exercise of any option or appreciation right, will or may provide for the deferral of compensation subject to Section 409A of the Code, whether pursuant to the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby (either alone or upon the occurrence of any additional or subsequent events) or otherwise. Each Subsidiary Employee Benefit Plan that is a nonqualified deferred compensation plan subject to Section 409A of the Code has been operated and administered in good faith compliance with Section 409A of the Code from the period beginning January 1, 2005 through the date hereof.

         Section 4.13. Contracts. Section 4.13 of the Parent Disclosure Letter contains a complete list, as of the date hereof, of all Contracts (together with each material amendment, modification, change or waiver thereto) by and between any Transferred Subsidiary and one or more third parties (other than this Agreement or the Ancillary Agreements), pursuant to which any Transferred Subsidiary is obligated or liable or is entitled to any rights or benefits or pursuant to which any Transferred Subsidiary or any of its properties or assets is subject, in each case, which fall within any of the following categories (such Contracts as are required to be set forth in Section 4.13 of the Parent Disclosure Letter, the "Material Contracts"):

         (a) each advertising and sponsorship Contract pursuant to which payment of more than $100,000 annually is required to be paid to any Transferred Subsidiary;

         (b) each Contract providing for the sale, lease or other disposition of a material portion of the assets of any Transferred Subsidiary other than in the ordinary course of business;

         (c) each material Contract relating to the production or licensing of any programming for any Network;

         (d) each affiliation, distribution, carriage or similar agreement between any Transferred Subsidiary (or under which any Transferred Subsidiary is bound or is liable or pursuant to which any Transferred Subsidiary or any of its properties or assets is subject) and any of its affiliates, distributors, carriers, over-the-air broadcast operators and multichannel video programming distributors, in which such affiliate, distributor, carrier or operator accounts for at least 50,000 subscribers to a Network operated by such Transferred Subsidiary as of July 31, 2006;

         (e) each material definitive rights agreement relating to the telecast of professional, collegiate conference, university or high school sports teams or any sports related tournaments or events on any Network;

         (f) each Contract pursuant to which any Transferred Subsidiary is obligated (or assuming performance of any Contract in effect at the date hereof, would be obligated) to any Person for payments in respect of capital expenditures in excess of $1,000,000;

         (g) each currently effective joint venture or partnership or similar agreement and each Contract providing for the formation of a joint venture, limited liability company, long-term alliance or partnership or involving an equity investment;

         (h) each currently effective Contract (including any Employment Agreements) which (A) materially restricts the ability of any Transferred Subsidiary or any of its Affiliates or the Transferred Business to engage in any business activity in any geographic area or line of business following the Closing or (B) materially restricts the ability of any Transferred Subsidiary or any of its Affiliates or the Transferred Business to compete with any Person following the Closing;

         (i) each Contract (or group of related Contracts) under which there has been created, incurred, assumed, or guaranteed any Indebtedness, or that relates to the lending or advancing of amounts or investment in any other Person, in each case, in excess of $100,000, or providing for the creation of any Encumbrance securing an obligation likely to exceed $100,000 upon any asset of any Transferred Subsidiary;

         (j) each lease, sublease or similar agreement relating to tangible personal property used or held for use in the Transferred Business, for an annual rent in excess of $100,000, or agreement regarding the purchase of real property;

         (k) each currently effective material Real Property Lease;

         (l) any currently effective Contract concerning the marketing or distribution by third parties of any products or services of the Transferred Business (including any Contract requiring the payment of any sales or marketing or distribution commissions or granting to any Person rights to market, distribute or sell such products or services) involving sales of products of more than $100,000 annually;

         (m) any other currently effective Contract which was entered into other than in the ordinary course of business involving payments to or from third parties in excess of $500,000 over the remaining term of such Contract; and

         (n) each satellite and transponder agreement to which any Transferred Subsidiary is a party or pursuant to which any Transferred Subsidiary or under which any Transferred Subsidiary is bound or is liable or pursuant to which any Transferred Subsidiary or any of its properties or assets is subject.

Parent has made available to LMC or its Representatives (as defined below) correct and complete copies of all such Material Contracts (other than such Material Contracts referenced in Section 4.13(n) pursuant to which the Transferred Subsidiaries shall have no liabilities or obligations of any kind after Closing other than pursuant to the Technical Services Agreement) with all amendments thereto. Each such Material Contract is valid, binding and enforceable against a Transferred Subsidiary and the other parties thereto in accordance with its terms and is in full force and effect, subject to expiration in accordance with its terms. Except as set forth in Section 4.13 of the Parent Disclosure Letter, none of the Transferred Subsidiaries is in material default under or in material breach of any such Material Contract, and no event has occurred that, with notice or lapse of time, or both, would constitute such a material default. Except as set forth in Section 4.13 of the Parent Disclosure Letter, each of the other parties to the Material Contracts has performed in all material respects all of the obligations required to be performed by it under, and is not in material default under, any such Material Contract, and to the Knowledge of Parent, no event has occurred that, with notice or lapse of time, or both, would constitute such a material default.

         Section 4.14. Labor Matters.

         4.14.1 Except as set forth in the Parent Disclosure Letter, as of the date hereof, there are no collective bargaining agreements, union contracts or similar agreements or arrangements in effect that cover any Transferred Employee (each, a "Collective Bargaining Agreement"). With respect to the Transferred Business, (a) there is no material labor strike, dispute, slowdown, lockout or stoppage pending or, to the Knowledge of Parent, threatened, and no Transferred Subsidiary has experienced any labor strike, dispute, slowdown, lockout or stoppage relating to the Transferred Business or any Transferred Employee since January 1, 2004;
                  (b) there is no material unfair labor practice charge or complaint pending or, to Parent's Knowledge, threatened before the National Labor Relations Board or before any similar state or foreign agency; (c) there is no material grievance or arbitration arising out of any Collective Bargaining Agreement or other grievance procedure; (d) no material charges are pending before the Equal Employment Opportunity Commission or any other agency responsible for the prevention of unlawful employment practices; and (e) Parent, Splitco and the Transferred Subsidiaries have complied in all material respects with all laws relating to the employment of labor, including provisions thereof relating to wages, hours, equal opportunity, collective bargaining, affirmative action, occupational safety and health, immigration and the withholding and payment of social security and other taxes, and no claim to the contrary has been made by any employee or Governmental Authority.

         4.14.2 Neither Parent nor any of its Affiliates has effected any of the following with respect to any Transferred Employee: (a) a "plant closing" (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility; or (b) a "mass layoff" (as defined in the WARN Act) affecting any site of employment or facility. None of the Transactions or any of the actions taken by Parent or its Affiliates in preparation for the Closing have or will result in plant closing or mass layoff under the WARN Act.

         Section 4.15. RSN Subsidiaries Financial Statements.

         4.15.1 Attached as Section 4.15.1 of the Parent Disclosure Letter are the unaudited consolidated interim balance sheet (with respect to each RSN Subsidiary, the "Interim Balance Sheet") of each RSN Subsidiary as of October 1, 2006 (the "Interim Balance Sheet Date"), and the unaudited consolidated statements of operations and partners' deficit and cash flows for each RSN Subsidiary for the fiscal year ended July 2, 2006 (such unaudited consolidated financial statements, collectively, the "Financial Statements"). Except as provided in Section 4.15.1 of the Parent Disclosure Letter, the Financial Statements (i) conform to the books and records of the RSN Subsidiaries in all material respects, (ii) present fairly in all material respects the financial position of the RSN Subsidiaries as of the dates indicated and the results of operations and partners' deficit and cash flows for the respective periods indicated, and (iii) were prepared in accordance with GAAP, consistently applied; provided that each Interim Balance Sheet is subject to normal, recurring year-end audit adjustments (none of which are material, individually or in the aggregate, to Parent's Knowledge).

         4.15.2 From the Interim Balance Sheet Date to the date hereof, except as set forth on Section 4.15.2 of the Parent Disclosure Letter, (i) the business of the RSN Subsidiaries has been conducted in the ordinary course of business consistent with past practices, (ii) there has not been any event, circumstance, change or effect that has had or could reasonably be expected to have, individually or in the aggregate, Material Adverse Effect on the Transferred Business, (iii) no RSN Subsidiary has redeemed any ownership interests in any RSN Subsidiary, (iv) no RSN Subsidiary has waived, released, compromised or settled any right or claim of substantial value to such RSN Subsidiary or any other Person and (v) no RSN Subsidiary has engaged in any transaction or taken any other action except in the ordinary course of business consistent with past practices. No RSN Subsidiary has engaged in any activity other than the operation of the Networks.

         4.15.3 There are no Liabilities of the RSN Subsidiaries, and there is no existing condition, situation or set of circumstances that could reasonably be expected to result in such a Liability, other than: (i) Liabilities disclosed or provided for in the Interim Balance Sheet or in the notes to the Financial Statements; (ii) the Liabilities set forth on
                  Section 4.15.3 of the Parent Disclosure Letter; and (iii) Liabilities incurred in the ordinary course of business consistent with past practice since the Interim Balance Sheet Date that have not had and could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Transferred Business.

         4.15.4 Except as set forth in Section 4.15.4 of the Parent Disclosure Letter, each RSN Subsidiary is, and since the Interim Balance Sheet Date has been, in compliance with and, as of the date hereof, to the Knowledge of Parent is not under investigation with respect to and has not been threatened to be charged with or given any notice of any violation of, any applicable Law.

         Section 4.16. Permits. The RSN Subsidiaries are in possession of, all franchises, grants, authorizations, licenses, permits, easements, variances, exemptions, consents, certificates, approvals and orders necessary to own, lease and operate the Transferred Business as it is being operated as of the date hereof, other than such franchises, grants, authorizations, licenses, permits, easements, variances, exemptions, consents, certificates, approvals and orders which the failure to hold would not adversely affect the ability of the RSN Subsidiaries to conduct the Transferred Business in all material respects as it is currently conducted by the RSN Subsidiaries (collectively, the "Permits"). As of the date hereof, there are no Business FCC Licenses. Except as set forth in Section 4.16 of the Parent Disclosure Letter (a) (i) as of the date hereof, there is no Action pending, or, to the Knowledge of Parent, threatened, regarding any of the Permits and (ii) there is no material Action pending, or to the Knowledge of Parent, threatened regarding any of the Permits and (b) each such Permit is in full force and effect. The RSN Subsidiaries do not possess any Business FCC Licenses.

         Section 4.17. Real Estate4.17.1 None of the Transferred Subsidiaries owns or has owned any real property.

         4.17.2 As of the date hereof, the RSN Subsidiaries have good and valid leasehold interests in all Leased Real Property except for any such Leased Real Property which is no longer used or useful in the conduct of the Transferred Business.

         4.17.3 Each of the RSN Subsidiaries has complied in all material respects with the terms of all Real Property Leases to which it is a party and under which it is in occupancy, and all such Real Property Leases and deeds are in full force and effect. Section 4.17.3 of the Parent Disclosure Letter sets forth a complete list, as of the date hereof, of all leases pursuant to which parcels of the Leased Real Property are held. The RSN Subsidiaries enjoy peaceful and undisturbed possession under all such leases and there are no existing material defaults beyond any applicable grace periods under such leases.

         Section 4.18. Guarantees. Except to the extent contemplated by this Agreement or as set forth in Section 4.18 of the Parent Disclosure Letter, none of the Transferred Subsidiaries is directly or indirectly (a) liable, by guarantee or otherwise, upon or with respect to or (b) obligated to provide funds with respect to, or to guarantee or assume, any Indebtedness or other Liability of any other Person.

         Section 4.19. Title to DTV Shares. As of the date hereof, FEG is the sole record owner and has good and valid title to the DTV Shares, free and clear of any and all Securities Encumbrances. As of the Closing, Splitco will be the sole record beneficial owner of, and will have good and valid title to the DTV Shares, free and clear of any and all Securities Encumbrances. The DTV Shares are duly authorized, validly issued, fully paid and nonassessable, and have not been issued in violation of any preemptive or similar rights. The DTV Shares constitute all shares of common stock of DTV beneficially owned by Parent.

         Section 4.20. Certain Tax Matters.

         4.20.1 Filing and Payment. (i) All material Tax Returns required to be filed with any Taxing Authority by or on behalf of the Transferred Subsidiaries or otherwise with respect to the Transferred Business have been filed when due (taking into account any extension of time within which to file) in accordance with all applicable Laws; (ii) all such Tax

                  Returns are accurate and complete in all material respects and have been prepared in substantial compliance with all applicable Laws; (iii) all material Taxes due and payable by the Transferred Subsidiaries or with respect to the Transferred Business have been timely paid, or withheld and remitted to the appropriate Taxing Authority; (iv) no written claim has been made by any Taxing Authority in a jurisdiction where any of the Transferred Subsidiaries does not file a Tax Return that it is, or may be, subject to Tax by that jurisdiction; and (v) there are no Encumbrances on any of the assets of any of the Transferred Subsidiaries that arose in connection with any failure (or alleged failure) to pay any Tax (except for Encumbrances that arise by operation of Law for Taxes not yet due and payable).

         4.20.2 Withholding. Each of the Transferred Subsidiaries has complied with all applicable Laws relating to the payment and withholding of any material amount of Taxes and have, within the time and the manner prescribed by applicable Law, withheld from and paid over to the proper Taxing Authorities all material amounts required to be so withheld and paid over under all applicable Laws.

         4.20.3 Proceedings and Compliance. (i) No outstanding written claim has been received, and no audit, action, suit or proceeding is in progress, against or with respect to any of the Transferred Subsidiaries in respect of any material Tax; and
                  (ii) all material deficiencies, assessments or proposed adjustments asserted against any of the Transferred Subsidiaries by any Taxing Authority have been paid or fully and finally settled.

         4.20.4 Availability of Tax Returns. Parent has furnished or made available to LMC complete and accurate copies of all portions of United States federal income Tax Returns and material state income Tax Returns relating to the Transferred Subsidiaries, and including, in each case, any amendments thereto, filed by or on behalf of any such Transferred Subsidiaries for all taxable periods beginning after December 31, 2000.

         4.20.5 Consolidation and Similar Arrangements; Tax Sharing Agreements. None of the Transferred Subsidiaries (i) is or has been a member of an affiliated group (within the meaning of Section 1504 of the Code) filing a consolidated federal income Tax Return, other than an affiliated group the common parent of which is or was Parent (a "Parent Group"), (ii) is or has been a member of any affiliated, combined, consolidated, unitary or similar group for state, local or foreign Tax purposes other than a group the common parent of which is Parent, (iii) is a party to, or has any liability for any Tax under, any Tax Sharing Agreement or (iv) has any liability for the Taxes of any Person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign Law) or as a transferee or successor, except for such liability arising from membership in a Parent Group.

         4.20.6 Timing. None of the Transferred Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period (or portion thereof) ending on or prior to the Closing Date (other than any change in method of accounting made by LMC or any of its Affiliates, except for any change in method of accounting made on any Tax Return of or including the Transferred Subsidiaries which Parent is responsible for preparing pursuant to Section 2.1(a) of the Tax Matters Agreement), (ii) "closing agreement" as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) executed prior to the Closing, or (iii) installment sale or open transaction occurring prior to the Closing.

         4.20.7 Statute of Limitations. No waiver or extension of any statute of limitations in respect of material Taxes or any extension of time with respect to a material Tax assessment or deficiency is in effect for any of the Transferred Subsidiaries.

         4.20.8 Section 355. Except with respect to the Transactions, none of the Transferred Subsidiaries has constituted either a "distributing corporation" or a "controlled corporation" (or is otherwise a successor to a "distributing corporation" or a "controlled corporation") in a distribution of stock qualifying or intended to qualify under Section 355 of the Code.

         4.20.9 Reportable Transactions. None of the Transferred Subsidiaries has participated in a "listed transaction" within the meaning of Treasury Regulations Section 1.6011-4(b)(2).

         4.20.10 Certain Agreements and Rulings. None of the Transferred Subsidiaries is a party to or bound by any advance pricing agreement, closing agreement or other agreement or ruling relating to Taxes with any Taxing Authority that will remain in effect with respect to such Transferred Subsidiary after the Closing.

         4.20.11 DTV Shares. To the Knowledge of Parent, for United States federal income Tax purposes the aggregate basis of the DTV Shares is $6.8 billion. Parent has not taken any position for Tax purposes or in computing any deferred income tax provision or reserve for financial reporting purposes that is inconsistent with the representation set forth in the preceding sentence.

         Section 4.21. Affiliate Transactions. Section 4.21 of the Parent Disclosure Letter sets forth, as of the date hereof, all Contracts and all material allocations, obligations, transactions or other arrangements (oral or written) between DTV, on the one hand, and Parent or any of its Subsidiaries, on the other hand, that, in each case, shall be in effect following the Closing (each, an "Affiliate Transaction").

         Section 4.22. Brokers or Finders. Except as set forth in Section 4.22 of the Parent Disclosure Letter, no agent, broker, investment banker, financial advisor or other Person (any such Person, a "Broker") is or will be entitled to any financial advisory, broker's, finder's or similar fee or commission in connection with the Transactions (collectively, "Broker Fees") based upon arrangements made by or on behalf of Parent, DTV, a Transferred Subsidiary or any of their respective Affiliates.

         Section 4.23. Investigation; Reliance.

         4.23.1 Notwithstanding anything to the contrary set forth herein, the express representations and warranties set forth in this Agreement, the Parent Tax Opinion Representations and the Tax Matters Agreement are the only representations and warranties concerning Parent and the DTV Shares made to LMC by Parent. Such representations and warranties are made expressly in lieu of all other warranties and representations, express or implied.

         4.23.2 Parent hereby acknowledges and agrees that LMC makes no representations or warranties to Parent, express or implied, other than those representations and warranties set forth in this Agreement, the LMC Tax Opinion Representations, the Tax Matters Agreement and the Ancillary Agreements. Parent hereby expressly acknowledges and agrees that it is not relying on, is not entitled to rely on and, except in the case of fraud or willful breach, neither LMC nor any Person will have or be subject to any liability to Parent or any other Person resulting from, any statements or communications by LMC or any of its Affiliates or Representatives with respect to any matter in connection with its investigation or evaluation of the Transactions, except for the representations and warranties expressly set forth in this Agreement, the Tax Matters Agreement, the LMC Tax Opinion Representations and the Ancillary Agreements.

                                  ARTICLE V.

                     REPRESENTATIONS AND WARRANTIES OF LMC

         Except as set forth in the LMC Disclosure Letter delivered by LMC to Parent prior to the execution of this Agreement, LMC hereby represents and warrants to Parent as follows:

         Section 5.1. Organization and Standing. LMC and each Stockholder is
(a) a corporation, limited liability company or other legal entity duly organized, validly existing and duly qualified or licensed and in good standing under the Laws of the state or jurisdiction of its organization with full corporate or other power and authority to own, lease, use and operate its properties and to conduct its business, and (b) duly qualified or licensed to do business and in good standing in any other jurisdiction in which the nature of the business conducted by it or the property it owns, leases or operates requires it to so qualify, be licensed or be in good standing, except where the failures to be so qualified, licensed or in good standing have not had a Material Adverse Effect on LMC or any of the Stockholders, as the case may be.

         Section 5.2. Corporate Power and Authority. LMC and each Stockholder has all requisite corporate or other power and authority to execute and deliver this Agreement and to consummate the Transactions. LMC and each Stockholder has all requisite corporate or other power and authority to execute and deliver the Ancillary Agreements and the other agreements, documents and instruments to be executed and delivered by it in connection with this Agreement, including the LMC Tax Opinion Representations, the Closing Certificates required by Sections
7.3.1 and 7.3.2, or the Ancillary Agreements and to consummate the Transactions. The execution, delivery and performance of this Agreement by LMC and each Stockholder and the consummation by LMC and each Stockholder of the Transactions, including the exchange and delivery by the Stockholders to Parent of the LMC Parent Shares, and the execution, delivery and performance of the Ancillary Agreements and the other agreements, documents, certificates and instruments to be executed and delivered in connection with this Agreement or the Ancillary Agreements by LMC and each Stockholder and the consummation of the Transactions, have been duly authorized by all necessary action on the part of LMC and each Stockholder. Each of this Agreement and the Tax Matters Agreement has been duly executed and delivered by LMC and constitutes the legal, valid and binding obligation of LMC, enforceable against LMC in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws now or hereafter in effect relating to or affecting creditors' rights generally, including the effect of statutory and other Laws regarding fraudulent conveyances and preferential transfers and subject to the limitations imposed by general equitable principles (regardless of whether such enforceability is considered in a proceeding at Law or in equity). When signed, the Ancillary Agreements (other than the Tax Matters Agreement which is the subject of the preceding sentence) and the other agreements, documents, certificates (including the LMC Tax Opinion Representations) and instruments to be executed and delivered by LMC and each Stockholder in connection with this Agreement or the Transactions shall have been duly executed and delivered by LMC and each Stockholder and shall constitute the legal, valid and binding obligations of LMC and each Stockholder, enforceable against LMC and each Stockholder in accordance with their respective terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws now or hereafter in effect relating to or affecting creditors' rights generally, including the effect of statutory and other Laws regarding fraudulent conveyances and preferential transfers and subject to the limitations imposed by general equitable principles (regardless of whether such enforceability is considered in a proceeding at Law or in equity).

         Section 5.3. No Vote Required. No vote or other action of the shareholders of LMC or any Stockholder is required by Law, the organizational documents of LMC or any Stockholder otherwise in order for LMC and/or the Stockholders to consummate the Exchange and the transactions contemplated hereby. The Board of Directors of LMC, by vote at a meeting duly called and held, has approved the Exchange.

         Section 5.4. Conflicts; Consents and Approvals. Except as set forth in
Section 5.4 of the LMC Disclosure Letter, neither the execution and delivery by LMC and each Stockholder of this Agreement, the Ancillary Agreements and the other agreements, documents and instruments to be executed and delivered by LMC and each Stockholder in connection with this Agreement and the Ancillary Agreements, nor the consummation of the Transactions, will:

         5.4.1 conflict with, or result in a breach of any provision of, the organizational documents of LMC or any Stockholder;

         5.4.2 violate, or conflict with, or result in a breach of any provision of, or constitute a default (or an event that, with the giving of notice, the passage of time or otherwise, would constitute a default) under, or entitle any Person (with the giving of notice, the passage of time or otherwise) to terminate, accelerate, modify or call a default under, or give rise to any obligation to make a payment under, or to any increased, additional or guaranteed rights of any Person under, or result in the creation of any Encumbrance upon any of the LMC Parent Shares or any of the other properties or assets of LMC or any Stockholder under any of the terms, conditions or provisions of any Contract to which LMC or any Stockholder is a party or pursuant to which any of its properties or assets are bound, except for any such conflicts, violations, breaches, defaults or occurrences which would not prevent or materially delay the performance of this Agreement by LMC or a Stockholder;

         5.4.3 assuming the approvals required under Section 5.4.4 are obtained, violate any order, writ, or injunction, or any material decree, or material Law applicable to LMC or any Stockholder or any of their properties or assets except as would not have a Material Adverse Effect on LMC's or the Stockholders' ability to consummate the Exchange and the transactions contemplated hereby; or

         5.4.4 require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except for (i) (A) applicable requirements of the Exchange Act, the Securities Act, and state securities or "blue sky" Laws, (B) the pre-merger notification requirements of the HSR Act, and (C) approval of the transactions contemplated by this Agreement under the Communications Act or (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications would not prevent or materially delay the performance of this Agreement by LMC.

         Section 5.5. LMC Parent Shares. The LMC Parent Shares constitute all shares of Parent Class A Common Stock and all shares of Parent Class B Common Stock beneficially owned by the Stockholders and/or LMC. Except as set forth on
Section 5.5 of the LMC Disclosure Letter, each Stockholder has good and valid title to the LMC Parent Shares owned by it, free and clear of any and all Securities Encumbrances. Upon delivery to Parent of the certificates representing the LMC Parent Shares at the Closing, or evidence of a book-entry transfer of the LMC Parent Shares to an account of Parent, Parent will acquire good and valid title to such shares, free and clear of any and all Securities Encumbrances.

         Section 5.6. Litigation.As of the execution of this Agreement, there is no Action pending or, to LMC's Knowledge, threatened against LMC that seeks, or would reasonably be expected, to prohibit or restrain the ability of LMC to enter into this Agreement or any Ancillary Agreement to which it is a party or to timely consummate any of the Transactions.

         Section 5.7. Governmental Actions. As of the execution of this Agreement, there are no material judgments, decrees, written agreements, memoranda of understanding or orders of any Governmental Authority outstanding against LMC which would reasonably be expected to prevent, prohibit, materially delay or enjoin the consummation of the Transactions.

         Section 5.8. FCC Matters. LMC is legally and financially qualified under the Communications Act to hold the Business FCC Licenses and the DTV Shares. To LMC's Knowledge, there are no facts or circumstances pertaining to LMC or any of its Subsidiaries which, under the Communications Act, would reasonably be expected to result in the FCC's refusal to grant the FCC Consent or which would require waiver of, or exemption from, any provision of the Communications Act necessary to obtain the FCC Consent.

         Section 5.9. Investment Purpose and Experience. The Stockholders are receiving the Splitco Shares, and indirectly the DTV Shares, for their own account and not with a view towards, or for resale in connection with, the public sale or distribution thereof, except pursuant to sales registered or exempted under the Securities Act. Each Stockholder is an "accredited investor," as that term is defined in Regulation D promulgated under the Securities Act. LMC acknowledges that each Stockholder can bear the economic risk and complete loss of its investment in the Splitco Shares, and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment contemplated hereby.

         Section 5.10. Investigation; Reliance.

         5.10.1 Notwithstanding anything to the contrary set forth herein, the express representations and warranties set forth in this Agreement, the LMC Tax Opinion Representations and the Tax Matters Agreement are the only representations and warranties concerning LMC and the LMC Parent Shares made to Parent by LMC. Such representations and warranties are made expressly in lieu of all other warranties and representations, express or implied.

         5.10.2 LMC hereby acknowledges and agrees that Parent makes no representations or warranties to LMC, express or implied, other than those representations and warranties set forth in this Agreement, the Parent Tax Opinion Representations, the Tax Matters Agreement and the Ancillary Agreements. LMC hereby expressly acknowledges and agrees that it is not relying on, is not entitled to rely on and, except in the case of fraud or willful breach, neither Parent nor any Person will have or be subject to any liability to LMC or any other Person resulting from, any statements or communications by Parent, any Transferred Subsidiary, DTV or any of their respective Affiliates or Representatives with respect to any matter in connection with its investigation or evaluation of the Transferred Business, the Transferred Subsidiaries, Splitco or DTV (including any of the assets or liabilities of the Transferred Business, the Transferred Subsidiaries, Splitco or DTV), including any information, document or material made available in any offering memorandum, in any "data room," in any management presentations or in any other form, except for the representations and warranties expressly set forth in this Agreement, the Parent Tax Opinion Representations, the Tax Matters Agreement and the Ancillary Agreements

         Section 5.11. Brokers and Finders. Except as set forth in Section 5.11 of the LMC Disclosure Letter, no Broker is or will be entitled to any Broker Fees based upon arrangements made by or on behalf of LMC or any of its Affiliates.

                                  ARTICLE VI.

                            COVENANTS AND AGREEMENTS

         Section 6.1. Access and Information. During the period from the date of this Agreement to the Closing, except to the extent prohibited by applicable Law or the terms of any Contract entered into prior to the date hereof for which Parent has been unable, despite use of its reasonable best efforts, to obtain a consent or waiver from the other parties thereto (other than any Affiliate of Parent) to enable disclosure to LMC, or as would reasonably be expected to violate or result in a loss or impairment of any attorney-client or work product privilege (it being understood that the parties shall use reasonable best efforts to cause such information to be provided in a manner that does not result in such violation, loss or impairment), and subject to the obligations of LMC under the Confidentiality Agreement with respect thereto, Parent will permit (and will cause the Transferred Subsidiaries to permit) Representatives of LMC to have reasonable access during normal business hours and upon reasonable notice to all premises, properties, personnel, books, records, Contracts, commitments, reports of examination, and documents of or pertaining to the Transferred Business, and reasonable opportunity upon prior notice and consultation with Parent to communicate with employees of the Transferred Business (provided that Parent and the Transferred Subsidiaries shall have the right to be present by representative for all such contacts between LMC and any employee of the Transferred Business, whether in person, telephonic or otherwise), except with respect to DTV, as may be necessary to permit LMC to, at its sole expense, make, or cause to be made, such investigations thereof as are reasonably necessary in connection with the consummation of the Transactions, and Parent shall (and shall cause the Transferred Subsidiaries to) reasonably cooperate with any such investigations; provided that Parent's designees on the Board of Directors of DTV, subject to their fiduciary duties to DTV and its stockholders, shall take no action to interfere with the investigation of DTV by LMC. No information or knowledge obtained in any investigation pursuant to this Section 6.1 or otherwise shall affect or be deemed to modify any representation or warranty contained herein or delivered pursuant hereto or to modify the conditions to the obligations of the parties hereto to consummate the Transactions.

         Section 6.2. Conduct of Business by Parent. Except (i) as contemplated or permitted by this Agreement and the Ancillary Agreements, (ii) as required by applicable Law, (iii) as described in Section 6.2 of the Parent Disclosure Letter or (iv) with the prior written consent of LMC (not to be unreasonably withheld or delayed), during the period from the date hereof to the Closing Date, Parent shall, and shall cause each of the Transferred Subsidiaries to, conduct the Transferred Business only in the ordinary course of business consistent with past practice and use reasonable best efforts to preserve intact current business organizations of the Transferred Business and relationships with third parties and keep available the service of the current officers and employees of the Transferred Business. From the date hereof until the earlier of the Closing or the termination of this Agreement, Parent will vote or cause its Affiliates to vote all shares of DTV over which it has the power to vote or cause to be voted against any action by DTV or any of its Subsidiaries, which is outside its ordinary course of business (including amendments to DTV's Charter) that is presented or proposed for consideration by DTV stockholders at any time after the date of this Agreement and prior to the Closing or termination of this Agreement, subject to Parent's obligations under
Section 6.13.3 of this Agreement. Without limiting the generality of the foregoing, except (i) as contemplated or permitted by this Agreement and the

Ancillary Agreements, (ii) as required by applicable Law, (iii) as described in
Section 6.2 of the Parent Disclosure Letter or (iv) with the prior written consent of LMC, prior to the Closing Date, Parent shall not take any action that would violate the terms of the RSN Non-Competition Agreement (assuming that the period referred to therein is effective beginning as of the date hereof) and Parent shall cause each of the Transferred Subsidiaries not to:

         6.2.1 make any change in or amendments to the charter, bylaws, partnership agreement, membership agreement or other organizational documents applicable to any Transferred Subsidiary;

         6.2.2 issue, grant, sell or deliver any shares of capital stock or other equity interests or securities of any Transferred Subsidiary, or any securities convertible into, or options, warrants or rights of any kind to subscribe for or acquire, any shares of capital stock or other equity interests or securities of any Transferred Subsidiary, or any phantom shares, phantom equity interests or stock or equity appreciation rights of any Transferred Subsidiary, or enter into any Contract, commitment or arrangement with respect to any of the foregoing;

         6.2.3 split, combine or reclassify the outstanding shares of capital stock or other equity interests or securities of any Transferred Subsidiary or issue any capital stock or other equity interests or securities of any Transferred Subsidiary in exchange for any such shares or interests;

         6.2.4 redeem, purchase or otherwise acquire, directly or indirectly, any shares of capital stock or any other equity interests or securities of any Transferred Subsidiary;

         6.2.5 adopt or authorize any stock or equity appreciation rights, restricted stock or equity, stock or equity purchase, stock or equity bonus or similar plan, arrangement or agreement applicable to any Transferred Subsidiary;

         6.2.6 make any other changes in the capital structure or the partnership or membership structure of any Transferred Subsidiary;

         6.2.7 make any change in any method of financial accounting or financial accounting principles, practice or policy employed by or applicable to a Transferred Subsidiary, except for any such change required by reason of a concurrent change in GAAP;

         6.2.8 except to the extent sold or otherwise disposed of in the ordinary course of business consistent with past practices, sell, lease (as lessor), mortgage, pledge or otherwise dispose of any material asset of a Transferred Subsidiary to any Person;

         6.2.9 except (A) in accordance with Parent's cash management system or (B) for dividends and distributions permitted under clause (6.2.10) below, make any loans or advances to, investments in, or guarantees for the benefit of, any Person, except for travel and similar advances made to employees, officers or directors, in the ordinary course of business, or engage in or amend, or modify, or extend any Contract, arrangement, commitment or transaction with any Affiliate of Parent which will continue in full force and effect following the Closing;

         6.2.10 declare or pay any dividend or make any other distribution to its stockholders whether or not upon or in respect of any shares of its capital stock or equity interest; provided, however, that LMC acknowledges and agrees that (A) the Transferred Subsidiaries do not maintain cash balances and, at the time of the Closing, Parent will withdraw any cash balances of the Transferred Subsidiaries (other than the material proceeds from an insurance claim) and (B) from the date hereof until the Closing, dividends and distributions of cash may continue to be made by the Transferred Subsidiaries to wholly owned Subsidiaries of Parent in the ordinary course of business consistent with past practices;

         6.2.11 except to the extent required pursuant to the terms of any Employee Benefit Plan or in effect on the date hereof, (i) increase salary, wages or other compensation (including any bonuses, commissions and any other payments) of any Transferred Employee whose annual salary, wages and such other compensation is, or after giving effect to such change would be, in the aggregate, $150,000 or more per annum; (ii) hire any new employee who would be a Transferred Employee or enter into a contract with any consultant to perform services relating to the Transferred Business, in each case on terms providing for annual salary, wages and other compensation, in the aggregate, of $150,000 or more per annum; (iii) adopt, enter into or amend any Employee Benefit Plan other than a Subsidiary Employee Benefit Plan, except as required by applicable Law or applicable to all participants of such plan; provided that such plan does not disproportionately affect Transferred Employees; or (iv) adopt, enter into or amend any Collective Bargaining Agreement or other labor union contract, Subsidiary Employee Benefit Plan or Employment Agreement applicable to Transferred Employees, or enter into any Contract, commitment or arrangement with respect to any of the foregoing; provided that it is the understanding of the parties that Parent shall have the right, prior to or at the Closing, to transfer the employment of each Transferred Employee not already employed by one of the Transferred Subsidiaries to the applicable Transferred Subsidiary;

         6.2.12 pay, discharge or satisfy Liabilities, other than (i) the payment, discharge or satisfaction of Liabilities reflected or reserved against in the Interim Balance Sheet or incurred since the Interim Balance Sheet Date in the ordinary course of business consistent with past practices and (ii) scheduled repayments of indebtedness reflected on any Interim Balance Sheet;

         6.2.13 cancel any Indebtedness or waive or assign any claims or rights (tangible and intangible), except in the ordinary course of business and consistent with past practices;

         6.2.14 (i) incur or assume or become obligated with respect to any Indebtedness or guarantee any such Indebtedness of another Person, issue or sell any debt securities or warrants or other rights to acquire any debt securities, or guarantee any debt securities of another Person, except, in each case, in the ordinary course of business consistent with past practices, (ii) secure any of its outstanding unsecured Indebtedness or provide additional security for any of its outstanding secured Indebtedness or (iii) except in the ordinary course of business consistent with past practices, incur, impose or permit to exist any Encumbrance on any asset;

         6.2.15 (i) other than in the ordinary course of business, enter into any Contract of a character required to be disclosed in
                  Section 4.13 of the Parent Disclosure Letter or terminate, renew, modify or amend any of the Material Contracts; provided that, for the avoidance of doubt, the expiration in accordance with its terms of any Material Contract shall not constitute termination, renewal or amendment of such Material Contracts; or (ii) cancel or terminate, or permit to be cancelled or terminated, any material insurance relating to the Transferred Business or any related assets;

         6.2.16 (i) acquire any business or significant assets and properties of any Person (whether by merger, consolidation or otherwise); (ii) make any capital contribution or investment (or agree to make any capital contribution or investment) in or acquire any securities or debt or equity interests in any other Person; or (iii) except as necessary in the ordinary course of business consistent with past practices, dispose of, grant, or obtain, or permit to lapse any rights to, any material Owned or Licensed Intellectual Property;

         6.2.17 settle any Actions in a manner in which the settlement of such Action would materially adversely affect the conduct of the Transferred Business following the Closing Date, except where any such material adverse effect on the conduct of the Transferred Business resulting from the settlement of any such Action is not disproportionate to the adverse effect of such settlement on the conduct of the business of the regional sports programming cable networks operated by Parent and its Subsidiaries (other than the RSN Subsidiaries); or

         6.2.18   enter into an agreement to do any of the foregoing.

         Section 6.3. Conduct of Business by LMC. Except as described in
Schedule 6.3, during the period from the date hereof to the Closing Date, or the date, if any, on which this Agreement is earlier terminated in accordance with Article IX, neither LMC nor any of its Subsidiaries shall acquire or make any investment in any corporation, partnership, limited liability company, other business organization or any division thereof that holds, or has an attributable interest in, any license, authorization, permit or approval issued by the FCC if such acquisition or investment would reasonably be expected to prevent or materially delay or impede receipt of the FCC Consent.

         Section 6.4. Proxy Statement.

         6.4.1 Within forty-five (45) days of the signing of this Agreement, Parent shall prepare and shall cause to be filed with each of the SEC and the ASX a proxy statement in preliminary form

                  (together with any amendments thereof or supplements thereto, the "Proxy Statement") relating to the Parent Stockholders' Meeting. Parent shall include in the Proxy Statement the recommendation of the Board of Directors of Parent that the Parent stockholders approve the Exchange (the "Parent Recommendation"); provided that prior to the approval of the Exchange by Parent's stockholders in accordance with this Agreement the Board of Directors of Parent may fail to make or withdraw, modify or change in a manner adverse to LMC its recommendation that the stockholders vote in favor of this Agreement (a "Parent Change in Recommendation"), if, and only if, the Board of Directors of Parent has determined, in its good faith judgment and after consultation with outside legal counsel, that the failure to effect such action could reasonably be expected to be inconsistent with the fulfillment of its fiduciary duties to Parent's stockholders under applicable Law; provided that a Parent Change in Recommendation shall not relieve Parent of its obligations pursuant to Section 6.5 hereof. Parent shall use its reasonable best efforts to respond as promptly as practicable to any comments of the SEC and the ASX with respect to the Proxy Statement. Parent shall promptly notify LMC upon the receipt of any comments (written or oral) from the SEC or the ASX or their respective staff or any request from the SEC or the ASX or their respective staff for amendments or supplements to the Proxy Statement, shall consult with LMC prior to responding to any such comments or request or filing any amendment or supplement to the Proxy Statement, and shall provide LMC with copies of all correspondence between Parent and its Representatives, on the one hand, and the SEC and the ASX and their respective staff, on the other hand. In addition to the Parent Stockholder Approval required by Law, the parties have agreed as a matter of contract that the affirmative vote of a majority of the votes cast in person or by proxy by holders of Parent Class B Shares other than LMC, the Stockholders and any of their respective Associates, and the Murdoch Interests (the "Disinterested Stockholder Approval" and, together with the Parent Stockholder Approval, the "Requisite Parent Stockholder Approval") is required to approve the Exchange. Parent represents and warrants that (i) none of the information with respect to Parent or its Subsidiaries to be included in the Proxy Statement or incorporated by reference therein will, at the time of the mailing of the Proxy Statement or any amendments or supplements thereto, and at the time of the Parent Stockholders' Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; and (ii) the Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated thereunder and any applicable rules and regulations promulgated by the ASX, except for any such failures to comply as to form which result from any actions or omissions of LMC or any person authorized to act on its behalf, and will include, or be accompanied by, a report from Grant Samuel & Associates as to the fairness and reasonableness of the Exchange, which is qualified as an independent expert for these purposes under the ASX Listing Rules and applicable Law (the "Independent Expert Report"). Parent will provide LMC with drafts of the Independent Expert

                  Report received by Parent to the extent permitted by applicable Law and to the extent that Australian counsel to Parent has advised Parent that such action will not compromise the independence of such expert. LMC represents and warrants that none of the information with respect to LMC or its Subsidiaries supplied by LMC or any person authorized to act on its behalf for inclusion in the Proxy Statement or incorporated by reference therein will, at the time of the mailing of the Proxy Statement or any amendments or supplements thereto, and at the time of the Parent Stockholders' Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

         6.4.2 Parent and LMC shall cooperate and consult with each other in preparation of the Proxy Statement and any other documents or reports to be disseminated to holders of Parent Class B Common Stock primarily in connection with such holders' consideration of the Exchange (other than, except, to the extent permitted by applicable Law, any factual matters contained in such report, the Independent Expert Report). Without limiting the generality of the foregoing, LMC will use reasonable best efforts to furnish to Parent the information relating to it required by the Exchange Act and the rules and regulations promulgated thereunder or any applicable rules and regulations promulgated by the ASX to be set forth or incorporated by reference in the Proxy Statement. Notwithstanding anything to the contrary stated above, prior to filing and mailing the Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC or the ASX with respect thereto, Parent shall provide LMC an opportunity to review and comment on such document or response.

         6.4.3 As promptly as reasonably practicable after the Proxy Statement has been cleared by the SEC and the ASX, Parent shall mail the Proxy Statement to the holders of Parent Class B Common Stock as of the record date established for the Parent Stockholders' Meeting. If at any time prior to the Parent Stockholders' Meeting any event, occurrence or circumstance relating to the Parent, LMC or any of their respective Subsidiaries, or their respective officers or directors, should be discovered by Parent or LMC, respectively, which, pursuant to the Securities Act or Exchange Act or any applicable rule or regulation promulgated by the ASX, should be set forth in an amendment or a supplement to the Proxy Statement, such party shall promptly inform the other parties hereto. Each of LMC and Parent agrees to correct any information provided by it for use or incorporated by reference in the Proxy Statement which shall have become false or misleading. Parent will be solely responsible for all filing fees, costs and expenses relating to the preparation of the Proxy Statement and matters related to the Parent Stockholder Meeting.

         Section 6.5. Parent Stockholders' Meeting. Unless this Agreement has been earlier terminated in accordance with Article VIII, Parent shall, acting through its Board of Directors, as promptly as reasonably practicable following the date of this Agreement, establish a record date for, duly call, give notice of, convene and hold a meeting of the holders of Parent Class B Common Stock in accordance with the Listing Rules of the ASX and any other applicable Laws, for the purpose of voting upon the approval of the Exchange (the "Parent Stockholders' Meeting"). Except as required by any Governmental Authority, and for matters to which LMC shall have provided its prior written consent (which consent shall not be unreasonably withheld or delayed), the only matters Parent shall propose to be acted on by the holders of Parent Class B Common Stock at the Parent Stockholders' Meeting shall be the approval of the Exchange. In connection with the Parent Stockholders' Meeting, Parent will use reasonable best efforts to obtain the requisite quorum at the Parent Stockholders' Meeting and to obtain the Requisite Parent Stockholder Approval, including by soliciting from its stockholders proxies in favor of the approval of the Exchange, provided that Parent shall have no obligation to solicit from its stockholders proxies in favor of the approval of the Exchange from and after the date upon which there shall have been a Parent Change in Recommendation in accordance with Section 6.4.1; provided, however, Parent shall continue to be obligated to convene and hold the Parent Stockholders' Meeting in accordance with the terms of this Agreement.

         Section 6.6. Appropriate Action; Consents; Filings.

         6.6.1 The parties hereto will use their respective reasonable best efforts to consummate and make effective the Transactions and to cause the conditions to the Closing set forth in Article VII to be satisfied, including (i) the obtaining of all necessary actions or nonactions, consents and approvals from Governmental Authorities or other Persons necessary in connection with the consummation of the Transactions, and the making of all necessary registrations and filings (including filings with Governmental Authorities if any) and the taking of all reasonable steps as may be necessary to obtain an approval from, or to avoid an Action by, any Governmental Authority or other Persons necessary in connection with the consummation of the Transactions; and (ii) the defending of any lawsuits or other Actions, whether judicial or administrative, challenging this Agreement or the consummation of the transactions performed or consummated by such party in accordance with the terms of this Agreement, including the Exchange, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Authority vacated or reversed.

         6.6.2 Each of the parties hereto shall promptly (in no event later than twenty (20) Business Days following the date that this Agreement is executed) make its respective filings, and thereafter make any other required submissions under the HSR Act with respect to the Transactions.

         6.6.3 LMC and Parent shall cooperate to prepare such applications as may be necessary for submission to the FCC in order to obtain the FCC Consent (the "FCC Applications"). LMC and Parent shall promptly (in no event later than twenty (20) Business Days following the date that this Agreement is executed) file the FCC Applications with the FCC, and the parties shall diligently take, or cooperate in the taking of, all necessary, desirable and proper actions, and provide any additional information, reasonably required or requested by the FCC. Each of LMC and Parent agrees not to, and shall not permit any of its respective Subsidiaries to, take any action that would reasonably be expected to prevent or materially delay or impede receipt of the FCC Consent.

         6.6.4 Each of LMC and Parent shall give (or shall cause its respective Subsidiaries to give) any notices to third parties, and each of LMC and Parent shall use, and cause each of its Subsidiaries to use, its reasonable best efforts to obtain any third party consents not covered by Sections 6.6.1, 6.6.2 and 6.6.3 above, necessary, proper or advisable to consummate Transactions. Each of the parties hereto will furnish to the other such necessary information and reasonable assistance as the other may request in connection with the preparation of any required governmental filings or submissions and will cooperate in responding to any inquiry from a Governmental Authority, including promptly informing the other party of such inquiry, consulting in advance before making any presentations or submissions to a Governmental Authority, and supplying each other with copies of all correspondence, filings or communications between either party and any Governmental Authority with respect to this Agreement. No party hereto shall independently participate in any formal meeting with any Governmental Authority in respect of any such filings, submissions, investigation, or other inquiry without giving the other parties hereto prior notice of the meeting and, to the extent permitted by such Governmental Authority, the opportunity to attend and/or participate.

         6.6.5 If any objections are asserted with respect to the Transactions under any Antitrust Law or any Communications Regulation or if any suit is instituted by any Governmental Authority or any private party challenging any of the Transactions as violative of any Antitrust Law or Communications Regulation, the parties shall use their reasonable best efforts to resolve any such objections or challenge as such Governmental Authority or private party may have to such transactions under such law so as to permit consummation of the Transactions. In furtherance of the parties' obligations under this Section 6.6, LMC and Parent shall be required to (and, to the extent required by any Governmental Authority, shall cause their respective current and future Subsidiaries to), propose, negotiate, commit to and enter into one or more settlements, undertakings, conditions, consent decrees, stipulations and other agreements with or to one or more Governmental Authorities (each, a "Settlement") in connection with the Transactions (including obtaining the requisite consent of such Governmental Authorities), including one or more Settlements that require LMC or Parent to restructure the operations of, or sell or otherwise divest or dispose of, its assets and/or the assets of its current and future Subsidiaries; provided, however, that (i) neither LMC nor any of its Subsidiaries shall be required to take (or commit to take) any of the foregoing actions, or any other action contemplated by this
                  Section 6.6, (A) if any such actions would reasonably be expected to have a material adverse effect on the business or operations of LMC and its Subsidiaries or any of their cable, television (including video or electronic home shopping) or satellite businesses, or (B) if the Board of Directors of LMC determines, in good faith, that the taking of such actions would be reasonably likely to have a Material Adverse Effect on Splitco (without giving effect, for purposes of this Section 6.6.5, to the exception contained in clause (i) of

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                  the second sentence of the definition of "Material Adverse
                  Effect" relating to the performance of this Agreement), (ii) neither Parent nor any of its Subsidiaries shall be required to take (or commit to take) any of the foregoing actions or any other action contemplated by this Section 6.6, if the Board of Directors of Parent determines, in good faith, that the taking of such actions would be reasonably expected to have a Material Adverse Effect on Splitco (without giving effect, for purposes of this Section 6.6.5, to the exception contained in clause (i) of the second sentence of the definition of "Material Adverse Effect" relating to the performance of this Agreement), without the prior written consent of LMC, and (iii) neither Parent nor any of its Subsidiaries shall be required to take (or commit to take) any of the foregoing actions, or any other action contemplated by this Section 6.6, if any such actions would reasonably be expected to have a material adverse effect on the business or operations of Parent and its Subsidiaries or any of their cable programming or television businesses.

         Section 6.7. Further Assurances.

         6.7.1 Each of the parties shall use its reasonable best efforts to take, or cause to be taken, all appropriate action, do or cause to be done all things necessary, proper or advisable under applicable Law, and execute and deliver such documents and other papers, as may be reasonably required to consummate the Transactions.

         Section 6.8. Standstill Agreements.

         6.8.1 LMC agrees that, during the period commencing on the date hereof and ending on the earliest of (w) the valid termination of this Agreement in accordance with Article IX hereof, (x) the 10th anniversary of the date hereof, (y) the consummation of the sale of all or substantially all of the assets of Parent and its Subsidiaries to any Person and (z) the effective time of any merger, consolidation or business combination of Parent with or into any other Person, other than a merger, consolidation or business combination in which the holders of Parent common stock immediately prior to such consummation hold immediately following the consummation of such merger, consolidation or other business combination, shares of the surviving entity constituting at least a majority of the outstanding voting power of such surviving entity, it shall not, and shall not authorize or permit any of its Affiliates or their respective Representatives to do or agree to do any of the following, without the prior written consent of Parent: (a) effect or seek, offer or propose (whether publicly or otherwise) to effect, or announce any intention to effect or cause or participate in or in any way assist, facilitate or encourage any other Person to effect or seek, offer or propose (whether publicly or otherwise) to effect or participate in, (i) any acquisition of any equity securities (or beneficial ownership thereof), or rights or options to acquire any equity securities (or beneficial ownership thereof), or any securities convertible into or exercisable or exchangeable for equity securities (or beneficial ownership thereof) ("Convertible Securities") any assets, indebtedness or businesses of Parent or any of its Affiliates, (ii) any tender or exchange offer, consolidation, business

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

                  combination, acquisition, merger, joint venture or other business combination involving Parent, any of Parent's Affiliates or any of the assets of Parent or its Affiliates,
                  (iii) any recapitalization, restructuring, liquidation, dissolution or other extraordinary transaction with respect to Parent or any of its Affiliates, or (iv) any "solicitation" of "proxies" (as such terms are used in the proxy rules of the SEC) to vote any voting securities of Parent or consents to any action from any holder of any voting securities of Parent or seek to advise or influence any Person with respect to the voting of or the granting of any consent with respect to any voting securities of Parent;
                  (b) form, join or in any way participate in a "group" (as defined under the Exchange Act) in connection with the voting securities of Parent or otherwise act in concert with any Person in respect of any such securities; (c) otherwise act, alone or in concert with others, to seek representation on or to control or influence the management, Board of Directors or policies of Parent or to obtain representation on the Board of Directors of Parent; (d) enter into any discussions or arrangements with any third party with respect to any of the foregoing; (e) request that Parent or any of its Representatives amend or waive any provision of this paragraph, or make any public announcement with respect to the restrictions of this paragraph, or take any action which would reasonably be expected to require Parent make a public announcement regarding the possibility of a business combination or merger; or (f) advise, assist or encourage, or direct any Person to advise, assist or encourage any other Persons, in connection with any of the foregoing; provided, however, that, notwithstanding anything contained herein, (1) any acquisition (or proposed acquisition) of an indirect interest in equity securities of Parent or any of its Affiliates arising out of an acquisition by LMC or any of its Affiliates of an interest in another Person (which Person, immediately following such acquisition, would be an Affiliate of LMC) that beneficially owns equity securities or Convertible Securities of Parent or any of its Affiliates will not constitute a breach or violation of LMC's obligations under this Section 6.8.1 and, for all purposes of this Section 6.8.1, LMC will not be deemed to have acquired beneficial ownership of, and following such acquisition will not be deemed to have beneficial ownership of, any such equity securities or Convertible Securities of Parent or any of its Affiliates, so long as such equity securities and Convertible Securities of Parent or any of its Affiliates beneficially owned by such Person do not constitute, in the aggregate, on an as-converted basis, more than two percent (2%) of any class of Parent's or any of its Affiliate's equity securities immediately prior to the execution in full of a binding purchase or similar agreement relating to such acquisition (but after giving effect to any sale or other disposition of equity securities or Convertible Securities of Parent or any of its Affiliates by such Person to occur on a reasonably prompt basis after the closing of such acquisition pursuant to a binding agreement entered into by such acquired Person prior to or in connection with the closing of such acquisition to sell or dispose of such Person's shares of equity securities or Convertible Securities of Parent or any of its Affiliates, subject to such disposition closing; provided that prior to such disposition, LMC shall vote, and shall cause its Affiliates to vote, any such equity securities or Convertible Securities at any special or annual

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

                  meeting of the shareholders of Parent or any of its Affiliates, as applicable, in proportion to the votes cast by shareholders of Parent or its Affiliates, as applicable, other than LMC and its Affiliates, at such meeting), and (2) for all purposes of this Section 6.8.1, LMC will not be deemed to have acquired beneficial ownership of, and following such acquisition will not be deemed to have beneficial ownership of, any equity securities or Convertible Securities of Parent or any of its Affiliates to the extent that such equity securities or Convertible Securities are received by LMC or its Affiliates as a result of any dividend or other distribution made, or similar action taken (including the receipt by LMC or any of its Affiliates of any rights, warrants or other securities granting to the holder the right to acquire equity securities or Convertible Securities of Parent or its Affiliates, and any acquisition of equity securities or Convertible Securities of Parent or its Affiliates upon the exercise thereof), by Parent, any of its Affiliates or any other Person which is not LMC or an Affiliate of LMC. Except as provided on Section 6.8 of the LMC Disclosure Letter, from the date hereof until the Closing Date or the date upon which this Agreement is earlier terminated in accordance with Article IX, LMC shall not, and shall cause its respective Affiliates not to, without Parent's prior written consent, (i) offer for sale, sell (including short sales), transfer, tender, pledge, encumber, assign or otherwise dispose of (including by gift) (collectively, a "Transfer"), or enter into any contract, option, derivative, hedging or other agreement or arrangement or understanding (including any profit-sharing arrangement) with respect to, or consent to, a Transfer of, any or all of the LMC Parent Shares; (ii) grant any proxies or powers of attorney with respect to any or all of the LMC Parent Shares;
                  (iii) permit to exist any Encumbrance (other than pursuant to this Agreement or the Ancillary Agreements) of any nature whatsoever with respect to any or all of the LMC Parent Shares; or (iv) take any action that would have the effect of preventing, impeding, interfering with or adversely affecting LMC's ability to perform its obligations under this Agreement.

         6.8.2 Parent agrees that, during the period commencing on the date hereof and ending on the earliest of (w) the valid termination of this Agreement in accordance with Article IX hereof, (x) the 10th anniversary of the date hereof, (y) solely with respect to the securities of LMC or DTV, as applicable, the consummation of the sale of all or substantially all of the assets of LMC and its Subsidiaries or DTV and its Subsidiaries, as applicable, to any Person and
                  (z) solely with respect to the securities of LMC or DTV, as applicable, the effective time of any merger, consolidation or business combination of LMC or DTV, as applicable, with or into any other Person, other than a merger, consolidation or business combination in which the holders of LMC or DTV, as applicable, immediately prior to such consummation hold immediately following the consummation of such merger, consolidation or other business combination shares of the surviving entity constituting at least a majority of the outstanding voting power of such surviving entity, it shall not, and shall not authorize or permit any of its Affiliates or their respective Representatives to do or agree to do any of the following, without the prior written consent of LMC:
                  (a) effect or seek, offer or propose (whether publicly or otherwise) to effect, or announce any intention to effect or cause or participate in or in any way assist, facilitate or encourage any other Person to effect or seek, offer or

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

                  propose (whether publicly or otherwise) to effect or participate in, (i) any acquisition of any equity securities (or beneficial ownership thereof), or rights or options to acquire any equity securities (or beneficial ownership thereof), Convertible Securities or any assets, indebtedness or businesses of LMC, DTV or any of their respective Affiliates, (ii) any tender or exchange offer, consolidation, business combination, acquisition, merger, joint venture or other business combination involving LMC, DTV or any of their respective Affiliates or any of the assets of LMC, DTV or their respective Affiliates, (iii) any recapitalization, restructuring, liquidation, dissolution or other extraordinary transaction with respect to LMC, DTV or any of their respective Affiliates, or (iv) any "solicitation" of "proxies" (as such terms are used in the proxy rules of the SEC) to vote any voting securities of LMC, DTV or any of their respective Affiliates or consents to any action from any holder of any voting securities of LMC or DTV or seek to advise or influence any Person with respect to the voting of or the granting of any consent with respect to any voting securities of LMC or DTV; (b) form, join or in any way participate in a "group" (as defined under the Exchange Act) in connection with the voting securities of LMC or DTV or otherwise act in concert with any Person in respect of any such securities; (c) otherwise act, alone or in concert with others, to seek representation on or to control or influence the management, Board of Directors or policies of LMC or DTV or to obtain representation on the Board of Directors of LMC or DTV; (d) enter into any discussions or arrangements with any third party with respect to any of the foregoing; (e) request that LMC or any of its Representatives amend or waive any provision of this paragraph, or make any public announcement with respect to the restrictions of this paragraph, or take any action which would reasonably be expected to require LMC make a public announcement regarding the possibility of a business combination or merger; or (f) advise, assist or encourage, or direct any Person to advise, assist or encourage any other Persons, in connection with any of the foregoing; provided, however, that, notwithstanding anything contained herein, (1) any acquisition (or proposed acquisition) of an indirect interest in equity securities of LMC, DTV or any of their respective Affiliates arising out of an acquisition by Parent or any of its Affiliates of an interest in another Person (which Person, immediately following such acquisition, would be an Affiliate of Parent) that beneficially owns equity securities or Convertible Securities of LMC, DTV or any of their respective Affiliates will not constitute a breach or violation of Parent's obligations under this Section 6.8.2 and, for all purposes of this Section 6.8.2, Parent will not be deemed to have acquired beneficial ownership of, and following such acquisition will not be deemed to have beneficial ownership of, any such equity securities or Convertible Securities of LMC, DTV or any of their respective Affiliates, so long as such equity securities or Convertible Securities beneficially owned by such Person do not constitute, in the aggregate on an as-converted basis, more than two percent (2%) of any class of LMC's or DTV's or any of their respective Affiliates' equity securities, as applicable, immediately prior to the execution in full of a binding purchase or similar agreement relating to such acquisition (but after giving effect to any sale or other disposition of equity securities or Convertible Securities of LMC, DTV or any of

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

                  their respective Affiliates by such Person to occur on a reasonably prompt basis after the closing of such acquisition pursuant to a binding agreement entered into by such acquired Person prior to or in connection with the closing of such acquisition to sell or dispose of such Person's shares of equity securities or Convertible Securities of LMC, DTV or any of their respective Affiliates, subject to such disposition closing; provided that prior to such disposition, Parent shall vote, and shall cause its Affiliates to vote, any such equity securities or Convertible Securities at any specified or annual meeting of the shareholders of LMC or DTV or any of their Affiliates, as applicable, in proportion to the votes cast by shareholders of LMC, DTV or their Affiliates, as applicable, other than Parent and its Affiliates, at such meeting), and (2) for all purposes of this Section 6.8.2, Parent will not be deemed to have acquired beneficial ownership of, and following such acquisition will not be deemed to have beneficial ownership of, any equity securities or Convertible Securities of LMC, DTV or any of their respective Affiliates to the extent that such equity securities or Convertible Securities are received by Parent or its Affiliates as a result of any dividend or other distribution made, or similar action taken (including the receipt by Parent or any of its Affiliates of any rights, warrants or other securities granting to the holder the right to acquire equity securities or Convertible Securities of LMC, DTV or their respective Affiliates, and any acquisition of equity securities or Convertible Securities of LMC, DTV or their respective Affiliates upon the exercise thereof), by LMC, DTV, any of their respective Affiliates or any other Person which is not Parent or an Affiliate of Parent. Notwithstanding anything to the contrary in this Section 6.8.2, neither Parent nor any Affiliate of Parent nor any of their respective Representatives shall be bound by any of the restrictions set forth in this Section 6.8.2 with respect to DTV or the equity securities or Convertible Securities of DTV from and after the date upon which LMC and its Affiliates (including any LMC Related Party) shall have disposed of, in the aggregate, in any transaction or series of transactions, 50% or more (by number, with appropriate adjustment for any subdivision, share split, consolidation, share dividend, combination, reclassification or similar event occurring following the Closing) of the DTV Shares (or an equivalent amount of securities (based on voting power) of any successor to DTV, whether by consolidation, business combination, acquisition, or merger, or any entity which shall acquire a majority of DTV's voting power, whether by tender or exchange offer or otherwise, or any entity to which DTV shall sell, lease or otherwise transfer all or substantially all of its assets).

         Section 6.9. Confidentiality; Access to Records after Closing.

         6.9.1 LMC acknowledges that the information being provided to it in connection with the Exchange and the consummation of the other transactions contemplated hereby, or by any of the Ancillary Agreements, is subject to the terms of the Confidentiality Agreement, the terms of which are incorporated herein by reference. Effective upon, and only upon, the Closing, the Confidentiality Agreement shall terminate with respect to information relating to the Transferred Business; provided, however, that LMC


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

                  acknowledges that any and all other information provided to it by Parent or its Representatives concerning Parent or any of its Affiliates (other than information relating to the Transferred Business) shall remain subject to the terms and conditions of the Confidentiality Agreement after the Closing. Parent agrees to hold all Proprietary Information (as defined in the Confidentiality Agreement) in its possession as of the Closing Date confidential and to refrain from using such Proprietary Information for a period of two
                  (2) years following the Closing Date; provided, that, notwithstanding anything to the contrary herein, Parent may use such Proprietary Information to the extent reasonably necessary for purposes of preparing and filing Tax Returns, corresponding with tax authorities, preparing accounting records, and in connection with any litigation, including, without limitation, litigation arising out of, relating to or resulting from the Transactions or the subject matter of such Proprietary Information.

         6.9.2 LMC acknowledges and agrees that Parent may from time to time, subsequent to the consummation of the Transactions require access to or copies of the business records of Splitco or Transferred Subsidiaries to the extent relating to the operations of the Transferred Business prior to the Closing and LMC agrees that upon reasonable prior notice from Parent it will, during normal business hours, provide or cause to be provided to Parent, at Parent's option, access to or copies of such records. Parent hereby agrees to hold any Proprietary Information so provided in confidence; provided, that, notwithstanding anything to the contrary herein, Parent may use such Proprietary Information to the extent reasonably necessary for purposes of preparing and filing Tax Returns, corresponding with tax authorities, preparing accounting records, and in connection with any litigation, including, without limitation, litigation arising out of, relating to or resulting from the Transactions or the subject matter of such Proprietary Information.

         6.9.3 Parent recognizes that, after the Closing, it may have documents, books, records, work papers and information, whether in written, magnetic, electronic or optical form (collectively, "Records") which relate to the Transferred Business with respect to the period or matters arising prior to the Closing, including Records pertaining to the assets and Liabilities related to the Transferred Business and Splitco's or the Transferred Subsidiaries' respective employees, assets and liabilities (the "Business Records") or other Records relating to the Transferred Business. Parent recognizes that LMC, the Stockholders or their respective Affiliates may need access to such Business Records and other Records after the Closing. Upon LMC's, a Stockholder's or Splitco's reasonable request Parent shall provide LMC, the Stockholders or Splitco and their respective Representatives access to, and the right to photocopy (at LMC's, the Stockholders' or Splitco's expense), during normal business hours on reasonable advance notice, such reasonably requested Records. For a period of five (5) years following the Closing, Parent shall use reasonable best efforts to maintain all such Records or, at Parent's discretion or at LMC's, the Stockholders' or Splitco's reasonable request (at LMC's, the Stockholders' or Splitco's expense), transfer any such Records to LMC, the Stockholders or Splitco.

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

         6.9.4 Notwithstanding any provision herein to the contrary, from and after the Closing, Records pertaining to Taxes shall be governed solely by the Tax Matters Agreement.

         Section 6.10. Employee Matters.

         6.10.1 Section 1.1 of the Parent Disclosure Letter sets forth the name of each Transferred Employee, along with such employee's job title and reporting position, current salary and incentive bonus opportunities, and years of service, and designating such employee's status as exempt or non-exempt under the FLSA, whether such employee is full-time or part-time. Prior to the Closing, Parent shall update Section
                  1.1 of the Parent Disclosure Letter.

         6.10.2 LMC acknowledges and agrees that, effective as of the Closing Date, each Transferred Employee, including any such employee on approved leave of absence (whether family leave, workers' maternity or parental leave, workers' compensation, short-term and long-term disability, medical leave or otherwise) shall be employed in a substantially comparable position to the position in which such Transferred Employee was employed immediately prior to Closing Date. As of and for no less than one year following the Closing, LMC shall, and shall cause its Affiliates to, provide the Transferred Employees who remain employed with LMC and its Affiliates with the same rate of base salary and wages and commissions and with employee benefit and compensation plans, programs and arrangements that are substantially equivalent in the aggregate to those provided to similarly situated employees of LMC and its Affiliates. Any Transferred Employee who became entitled to short-term or long-term disability benefits under the applicable Employee Benefit Plans (the "Seller Disability Plans") prior to Closing shall be entitled to continue to receive such benefits under the terms of the Seller Disability Plans until his or her return to active employment, so long as such benefits are payable pursuant to third-party insurance coverage. Parent agrees to use commercially reasonable efforts to cause the insurance policies underlying the Seller Disability Plans to provide for such payments. Notwithstanding anything to the contrary contained herein, LMC and its Affiliates shall have no obligation to keep any Transferred Employee employed for any period of time following the Closing, provided that if the employment of any Transferred Employee is terminated by LMC or its Affiliates during the 12-month period beginning on the Closing Date, LMC or its Affiliates shall pay to such terminated employee severance payments that are no less favorable than those provided under the Employee Benefit Plans immediately prior to the Closing Date. Parent and its Affiliates shall cause the Employment Agreements and, to the extent necessary, any talent Contract identified on Sections 4.13(c) of the Parent Disclosure Letter, to be assigned to the appropriate Transferred Subsidiary prior to the Closing. Notwithstanding the provisions of the employment agreement between Mark Shuken ("Shuken") and Fox Cable Networks Services, LLC, dated as of July 16, 2006 (the "Shuken Agreement"), during the period between the date of this Agreement and Closing, Parent agrees to allow (and to cause its Affiliates to allow) Shuken to discuss terms of potential employment with LMC and its Affiliates, and to waive (and cause its Affiliates to waive) any restrictions in the Employment Agreement or any other agreement that would prevent Shuken from accepting employment with LMC or its Affiliates as of the Closing. Following the Closing, LMC shall assume and honor and/or shall cause its Affiliates to assume and to honor in accordance with their terms all Employment Agreements, and take all actions necessary to update such Employment Agreements to reflect such assumption, and Parent and Parent Group shall cease to have any further obligations under the Employment Agreements as of the Closing Date. Parent shall take all actions necessary such that following the Closing, the LMC Indemnitees, as applicable, shall have no liabilities with respect to any Employee Benefit Plans or any other employee benefit plans, arrangements or agreements sponsored or contributed to by Parent Group other than the Subsidiary Employee Benefit Plans and the Employment Agreements. For purposes of all plans, programs or arrangements maintained, sponsored or contributed to by LMC or its Affiliates in which the Transferred Employees shall be eligible to participate, LMC shall cause each such plan, program or arrangement to treat the prior service of each Transferred Employee with Parent, the Parent Entities or any of their Subsidiaries as service rendered to LMC for purposes of eligibility and vesting for all purposes and levels of benefits for purposes of severance and vacation, except to the extent such treatment would result in the duplication of benefits with respect to the same period of service. From and after the Closing, LMC and its Affiliates shall (i) cause any pre-existing conditions, limitations and eligibility waiting periods under any group health plans of LMC or its Affiliates to be waived with respect to the Transferred Employees and their eligible dependents to the extent such condition would have been covered, or limitation or waiting period would not have applied, with respect to such Transferred Employee (or dependent) under the terms of the Employee Benefit Plan in which such Transferred Employee was a participant immediately prior to the Closing and (ii) give each Transferred Employee credit for the plan year in which the Closing (or the transition from Parent's plans to LMC's plans) occurs towards applicable deductibles and annual out-of-pocket limits for expenses incurred prior to the Closing (or such later transition date). LMC or its Affiliates shall not provide financial incentive to any Transferred Employee to elect continued group health plan coverage under Section 601 et seq. of ERISA and Section 4980B of the Code (or any similar state Law) with respect to plans maintained by Parent and its Affiliates, except to the extent LMC or its Affiliates directly or indirectly pay for such continued group health plan coverage for all Transferred Employees, whether pursuant to the Transitional Services Agreement or otherwise.

         6.10.3 Effective as of the Closing, Parent and its Affiliates shall cause each Transferred Employee to be fully vested in his or her accrued benefit under the savings plan in which such Transferred Employee participates immediately prior to Closing.

         6.10.4 Notwithstanding the foregoing, nothing contained herein, whether express or implied, shall be treated as an amendment or other modification of any Subsidiary Employee Benefit Plan, or shall limit the right of LMC, Splitco, the

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                  Transferred Subsidiaries or any of their Subsidiaries to
                  amend, terminate or otherwise modify any Subsidiary Employee Benefit Plan following the Closing Date. In the event that
                  (i) a party other than Parent makes a claim or takes other action to enforce any provision in this Agreement as an amendment to any Subsidiary Employee Benefit Plan, and (ii) such provision is deemed to be an amendment to such Subsidiary Employee Benefit Plan even though not explicitly designated as such in this Agreement, then such provision shall lapse retroactively and shall have no amendatory effect. Parent acknowledges and agrees that all provisions contained in this Section 6.10 with respect to the Transferred Employees are included for the sole benefit of Parent, and that nothing in this Agreement, whether express or implied, shall create any third party beneficiary or other rights (i) in any other Person, including, without limitation, any employees, former employees, any participant in any Subsidiary Employee Benefit Plan, or any dependent or beneficiary thereof, or (ii) to continued employment with LMC, Splitco, the Transferred Subsidiaries or any of their respective Affiliates.

         Section 6.11. Intercompany Services and Accounts. Except for the Ancillary Agreements, and except as set forth in Section 6.11 of the Parent Disclosure Letter, all Contracts pursuant to which any goods, services, materials or supplies have at any time been provided (i) by any RSN Subsidiary, on the one hand, to Parent or any of its Affiliates (other than the RSN Subsidiaries), on the other hand, or (ii) by Parent or any of its Affiliates (other than the RSN Subsidiaries), on the one hand, to any RSN Subsidiary, on the other hand, will be terminated as of the Closing. Parent shall use commercially reasonable efforts to obtain at or before the Closing the written release and waiver from all appropriate Persons of any Encumbrances arising therefrom. Without derogating from the Parent's rights to withdraw cash from the RSN Subsidiaries pursuant to Section 6.2.10, prior to the Closing, all intercompany receivables or payables and loans then existing between Parent and its Affiliates (other than the RSN Subsidiaries), on the one hand, and the RSN Subsidiaries, on the other hand, shall be settled by way of capital contribution, dividend or otherwise and all intercompany arrangements shall be terminated, except for those arrangements contemplated by the Ancillary Agreements or as expressly set forth in Section 6.11 of the Parent Disclosure Letter.

         Section 6.12. Cooperation with Respect to Financial Reporting. Until the third anniversary of the Closing Date, each of Parent, on the one hand, and LMC, on the other hand, shall, and shall cause each of their respective Affiliates to, reasonably cooperate with the other (at the other's expense) in connection with the other's preparation of historical financial statements of, or including, the Transferred Business as required for the other's filings under the Exchange Act following the Closing. Until the third anniversary of the Closing Date, LMC shall, and shall cause Splitco to, (i) reasonably cooperate with Parent (at Parent's expense) in connection with Parent's preparation of pro forma and historical financial statements of the Transferred Business as may be required for Parent's filings under the Exchange Act following the Closing and (ii) use its reasonable best efforts to cause DTV to reasonably cooperate with Parent (at Parent's expense) in connection with Parent's preparation of Parent's financial statements as may be required for Parent's filings under the Exchange Act following the Closing.

         Section 6.13. No Solicitation.


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

         6.13.1 Parent and its Affiliates have ceased all, and, from the date of this Agreement until the Closing or the earlier termination of this Agreement, Parent shall not, nor shall it authorize or permit any of its Affiliates nor any of its or their respective officers, directors, employees, representatives, consultants, advisors, accountants or agents ("Representatives") to, (A) directly or indirectly, initiate, solicit or knowingly encourage or facilitate (including, in each case, by way of furnishing information) any inquiries or the making of any proposal or offer with respect to, or any indication of interest in, any acquisition by any third party of all or a substantial portion of the assets of any Transferred Subsidiary, any acquisition by any third party of any securities or other ownership interests of any of the Transferred Subsidiaries or any acquisition of all or a portion of the DTV Shares (any such proposal, offer or indication of interest, a "Parent Acquisition Proposal"), (B) directly or indirectly, engage in any negotiations or discussions concerning a Parent Acquisition Proposal, or provide access to its properties, books and records or any non-public information or data to, any third party that has made, or to Parent's Knowledge, is considering making a Parent Acquisition Proposal or any Representatives thereof,
                  (C) approve or recommend, or propose to approve or recommend, or execute or enter into any letter of intent, agreement in principle, option agreement, acquisition agreement or other agreement relating to a Parent Acquisition Proposal or (D) propose publicly or agree to any of the foregoing relating to a Parent Acquisition Proposal.

         6.13.2 Parent will, and will take such lawful action solely in its capacity as a stockholder of DTV as may be reasonable to cause DTV and each of its Affiliates to, cease any ongoing, and not initiate any new, activities, directly or indirectly, through any Representative or otherwise, to solicit, initiate or encourage inquiries or submission of proposals or offers from any Person relating to (A) any sale or other disposition of all or any substantial portion of the assets of DTV or its Affiliates or all or any substantial portion of the equity interests in DTV or its Affiliates or (B) any business combination involving DTV or any of its Affiliates, whether by merger, consolidation, tender offer or otherwise (any of the foregoing, an "Extraordinary Transaction") or to participate in any negotiation regarding, or furnishing to any other Person any information with respect to, or otherwise cooperate in any way with or assist in, facilitate or encourage, any effort or attempt by any other Person to do or seek to do any of the foregoing; provided, however, that nothing in this Section 6.13.2 shall prohibit (or require Parent to prohibit) any director of DTV from exercising (solely in his or her capacity as a director of DTV) fiduciary duties to DTV or its shareholders (other than Parent) under applicable Law;

         6.13.3 From the date hereof until the earlier of the Closing or the termination of this Agreement, Parent will (A) vote all voting shares of DTV or of any other Person held by Parent and any Affiliate of Parent against any Extraordinary Transaction that is presented or proposed to them at any time after the date of this Agreement and prior to the Closing or termination of this Agreement, (B) not solicit proxies or become a "participant" in a "solicitation" with respect to the shares of capital stock of DTV (as such terms are defined in Regulation 14A under the Exchange Act) in opposition to or

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

                  in competition with the consummation of the Exchange or otherwise encourage or assist any party in taking or planning any action which would compete with or materially impede, interfere with, adversely effect or tend to discourage or inhibit the timely consummation of the Exchange and (C) in the event of a tender offer for all or a portion of the outstanding shares of capital stock of DTV, not tender any DTV Shares in such tender offer and publicly announce, within 5 days of the announcement of such tender offer, Parent's intention not to tender any DTV Shares in such tender offer; provided, however that, in the event this Agreement is terminated by Parent or LMC pursuant to Section 9.1.6 or
                  9.1.7 or by LMC pursuant to Section 9.1.9, Parent's obligations under clauses (A), (B) and (C) of this sentence shall continue until the date that is six (6) months from the date of such termination, and, solely with respect to any transaction in respect of at least a majority of DTV's outstanding shares or all or substantially all of DTV's assets with respect to which a bona fide written proposal was publicly announced and not withdrawn prior to such termination, until the date that is twelve (12) months from the date of such termination. Parent will notify LMC promptly if any inquiries or proposals are received by, any information is requested from, or any negotiations or discussions are sought to be initiated or continued with, Parent or, to the knowledge of Parent, DTV or any of its Affiliates, in each case in connection with any Extraordinary Transaction.

         6.13.4 LMC and its Affiliates have ceased all, and from the date hereof until the Closing or the earlier termination of this Agreement, LMC shall not, nor shall it authorize or permit any of its Affiliates nor any of its Representatives to, (A) directly or indirectly, initiate, solicit or knowingly encourage or facilitate (including, in each case, by way of furnishing information) any inquiries or the making of any proposal or offer with respect to, or any indication of interest in, any acquisition by any third party of all or a portion of the LMC Parent Shares (any such proposal, offer or indication of interest, a "L Acquisition Proposal"), (B) directly or indirectly, engage in any negotiations or discussions concerning an L Acquisition Proposal, or provide access to its properties, books and records or any non-public information or data to, any third party that has made, or to LMC's Knowledge, is considering making an L Acquisition Proposal or any Representatives thereof, (C) approve or recommend, or propose to approve or recommend, or execute or enter into any letter of intent, agreement in principle, option agreement, acquisition agreement or other agreement relating to an L Acquisition Proposal or (D) propose publicly or agree to any of the foregoing relating to an L Acquisition Proposal.

         Section 6.14. DTV Charter Restrictions. From the date of this Agreement to the Closing, neither LMC nor Parent shall, and each shall cause its respective Affiliates not to, propose to the Board of Directors of DTV, nor enter into any discussion with the Board of Directors of DTV regarding, any amendment to the DTV certificate of incorporation or bylaws. From the date of this Agreement until the earlier of the termination of this Agreement or the Closing, notwithstanding the foregoing, to the extent that any amendment to DTV's certificate of incorporation is proposed by DTV for approval of DTV's stockholders, Parent will publicly state its intention to vote against, and

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

cause all DTV Shares beneficially owned by Parent to be voted against any such amendment, unless LMC has consented to Parent voting in favor of such amendment

         Section 6.15. Certain Tax Matters. Notwithstanding anything to the contrary in this Agreement, except as expressly provided in the Tax Matters Agreement, as set forth in Sections 4.20, 7.2.4, 7.2.5, 7.3.5, 7.3.6 or this 6.15, or as set forth in Sections 4.12 or 6.10 (including any indemnities related to Sections 4.12 or 6.10), the parties' sole and exclusive representations, warranties, agreements or other obligations (including indemnities) with respect to Tax matters (interpreted in its broadest sense), including the Tax consequences of the Transactions, shall be as set forth in the Tax Matters Agreement, and in the event of any conflict or inconsistency between any provision of this Agreement and any provision of the Tax Matters Agreement, the applicable provision of the Tax Matters Agreement shall govern.

         Section 6.16. Ancillary Agreements. Each of Parent and LMC shall, and shall cause each of its respective Affiliates to, at or prior to the Closing, duly execute and deliver each of the Ancillary Agreements (other than the Tax Matters Agreement which shall be executed and delivered concurrently with this Agreement) to which it is to become a party pursuant to the terms of this Agreement.

         Section 6.17. Pledged Shares. Prior to or at the Closing, LMC shall unwind or terminate any variable forward OTC contracts to which any or all of the Pledged Shares are subject or substitute other securities, property or assets for the Pledged Shares under any such contracts, such that, at the Closing all of the Pledged Shares shall be delivered to Parent pursuant to
Section 3.1; provided, that, nothing in this Section 6.17 shall require LMC to terminate or unwind such contracts; provided further, that, nothing in this
Section 6.17 shall derogate from LMC's obligation to deliver the LMC Parent Shares in accordance with Section 3.1.

                                 ARTICLE VII.

                             CONDITIONS TO CLOSING

         Section 7.1. Mutual Conditions. The respective obligations of each party hereto to consummate the transactions contemplated by this Agreement, including the Exchange, shall be subject to the fulfillment or, if legally permitted, waiver at or prior to the Closing of the following conditions:

         7.1.1 No Governmental Authority of competent jurisdiction located in the United States shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order of any nature that prohibits, enjoins or restrains the consummation of the transactions contemplated by this Agreement, including the Exchange.

         7.1.2 Any waiting period (and any extension thereof) applicable to the consummation of the transactions contemplated by this Agreement, including the Exchange, under the HSR Act shall have expired or been terminated.


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

         7.1.3 Each of the Tax Matters Agreement and the Global Affiliation Agreement Side Letter shall be valid, binding and in full force and effect and shall not have been repudiated by any party thereto (provided that the right to assert this condition shall not be available to any party if the failure of such condition to be satisfied was due to any wrongful action or omission by such party).

         7.1.4    The Parent Stockholder Approval shall have been obtained.

         Section 7.2. Conditions to LMC's Obligations. The obligations of LMC to consummate the transactions contemplated by this Agreement, including the Exchange, shall be subject to the fulfillment or waiver by LMC prior to or at the Closing of each of the following conditions:

         7.2.1 Except as set forth in the following sentence, the representations and warranties of Parent contained in this Agreement and in Article III of the Tax Matters Agreement shall be true and correct (without giving effect to any limitation as to "materiality" or "Material Adverse Effect" set forth therein) at and as of the Closing Date as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be true and correct (without giving effect to any limitation as to "materiality" or "Material Adverse Effect" set forth therein) would not, individually or in the aggregate, have a Material Adverse Effect on Splitco. The representations and warranties of the Parent contained in
                  Section 4.2 and Section 4.19 shall be true and correct in all respects at and as of the Closing Date as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date). LMC shall have received a certificate, dated the Closing Date, signed on behalf of Parent by an executive officer of Parent to such effect.

         7.2.2 Parent shall have performed in all material respects each obligation and agreement to be performed by it at or prior to Closing, and shall have complied in all material respects with each covenant required by this Agreement and by Article V of the Tax Matters Agreement to be performed or complied with by it at or prior to the Closing, and LMC shall have received a certificate, dated the Closing Date, signed on behalf of Parent by an authorized officer of Parent to such effect.

         7.2.3 Prior to or at the Closing, Parent shall have delivered to the Stockholders the items to be delivered by Parent pursuant to Section 3.3.

         7.2.4 (i) Parent shall have received a private letter ruling from the IRS which includes rulings to the effect that, subject to customary caveats, for United States federal income tax purposes, no gain or loss will be recognized by (and no amount will be includible in the income of) Parent or any of its Affiliates on the Exchange, except with respect to any DITs or ELAs (the "Parent Exchange Ruling"), (ii) LMC shall have received a private letter ruling from the IRS which includes rulings to the effect that, subject to customary caveats, for United States federal income tax purposes, no

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

                  gain or loss will be recognized by (and no amount will be includible in the income of) the Stockholders on the Exchange (the "LMC Exchange Ruling," and collectively with the Parent Exchange Ruling, the "Exchange Rulings"), (iii) each of the Exchange Rulings shall be in form and substance reasonably satisfactory to LMC, and (iv) neither LMC, Parent nor any of their respective Affiliates shall have been notified by the IRS that either Exchange Ruling has been withdrawn, invalidated or modified in an adverse manner.

         7.2.5    LMC shall have received the LMC Tax Opinion.

         7.2.6 No change, effect, event, occurrence, development, condition or circumstance shall have occurred which has had or would be reasonably expected to have a Material Adverse Effect on Splitco.

         7.2.7 The FCC Consent shall have been obtained, without the imposition of any conditions other than those contemplated by Sections 6.6.5 as applicable to LMC and its Affiliates.

         Section 7.3. Conditions to Parent's Obligations. The obligations of Parent to consummate the transactions contemplated by this Agreement, including the Exchange shall be subject to the fulfillment or waiver at or prior to the Closing of each of the following conditions:

         7.3.1 Except as set forth in the following sentence, the representations and warranties of LMC contained in this Agreement and in Article IV of the Tax Matters Agreement shall be true and correct (without giving effect to any limitation as to "materiality" or "Material Adverse Effect" set forth therein) at and as of the Closing Date as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be true and correct (without giving effect to any limitation as to "materiality" or "Material Adverse Effect" set forth therein) would not, individually or in the aggregate, have a Material Adverse Effect on LMC's ability to consummate the transactions contemplated by this Agreement, including the Exchange. The representations and warranties of LMC contained in Section 5.5 shall be true and correct in all respects at and as of the Closing Date as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date). Parent shall have received a certificate, dated the Closing Date, signed on behalf of LMC by an executive officer of LMC to such effect.

         7.3.2 LMC and each Stockholder shall have performed in all material respects each obligation and agreement to be performed by it at or prior to Closing, and shall have complied in all material respects with each covenant required by this Agreement and by Article V of the Tax Matters Agreement to be performed or complied with by it at or prior to the Closing, and Parent shall have received a certificate, dated the Closing Date, signed on behalf of LMC by an authorized officer of LMC to such effect.

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

         7.3.3 Prior to or at the Closing, the Stockholders shall have delivered to Parent the items to be delivered pursuant to
                  Section 3.4.

         7.3.4 The Disinterested Stockholder Approval shall have been obtained.

         7.3.5 (i) LMC shall have received the LMC Exchange Ruling, (ii) Parent shall have received the Parent Exchange Ruling, (iii) Parent shall have received a private letter ruling from the IRS, in form and substance reasonably satisfactory to Parent, which includes rulings to the effect that, subject to customary caveats, for United States federal income tax purposes, no gain or loss will be recognized by (and no amount will be includible in the income of) Parent or any of its Affiliates on the Parent Restructuring, except with respect to any DITs or ELAs (the "Parent Restructuring Ruling"), (iv) each of the Exchange Rulings and the Parent Restructuring Ruling shall be in form and substance reasonably satisfactory to Parent, and (v) neither LMC, Parent nor any of their respective Affiliates shall have been notified by the IRS that either Exchange Ruling or the Parent Restructuring Ruling has been withdrawn, invalidated or modified in an adverse manner.

         7.3.6    Parent shall have received the Parent Tax Opinion.

         7.3.7 The FCC Consent shall have been obtained, without the imposition of any conditions other than those contemplated by Sections 6.6.5 as applicable to Parent and its Affiliates.

         Section 7.4. Frustration of Closing Conditions. Neither Parent, nor LMC may rely on the failure of any condition set forth in this Article VII to be satisfied if such failure was caused by such party's failure to act in good faith or to use its reasonable best efforts to cause the Closing to occur as required by Section 6.6.

                                 ARTICLE VIII.

                                INDEMNIFICATION

         Section 8.1. Survival of Representations, Warranties and Covenants

         8.1.1 The representations and warranties contained in this Agreement shall survive the Closing as follows: (i) the representations and warranties contained in Sections 4.1 (Organization and Standing), 4.2 (Capitalization), 4.3 (Corporate Power and Authority), 4.4 (Shareholder Votes Required), 4.19 (Title to DTV Shares), 4.22 (Brokers and Agents), 4.23 (Investigation; Reliance), 5.1 (Organization and Standing), 5.2 (Corporate Power and Authority), 5.3 (No Vote Required), 5.5 (LMC Parent Shares), 5.10 (Investigation and Reliance) and 5.11 (Brokers and Agents) shall survive indefinitely; (ii) the representations and warranties contained in Sections 4.12 (Employee Benefit Plans) shall survive until the date that is 60 calendar days following the expiration of the statute of limitations applicable to actions with respect thereto; (iii) the representations and warranties contained in Sections 4.20.6, 4.20.10 and 4.20.11 (relating to Certain Tax Matters) shall survive, but solely

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

                  for purposes of the Tax Matters Agreement as provided therein; and (iv) all other representations and warranties contained in this Agreement (other than the representations and warranties contained in Sections 4.20.1 - 4.20.5 and Sections 4.20.7 - 4.20.9 (Certain Tax Matters), which shall not survive the Closing) shall survive until the date that is 18 months following the Closing Date.

         8.1.2 The covenants and agreements made by each party in this Agreement shall survive the Closing, unless specified to the contrary herein. Notwithstanding Section 8.1.1, any breach of representation, warranty, covenant or agreement in respect of which indemnity may be sought under this Agreement shall survive the time at which it would otherwise terminate pursuant to Section 8.1.1 or 8.1.2 if notice of the inaccuracy or breach thereof giving rise to such right of indemnity shall have been given to the party against whom such indemnity may be sought prior to such time.

         Section 8.2. Indemnification.

         8.2.1 Provided that the Closing shall have occurred, subject to Sections 8.1 and 8.2.2, Parent hereby agrees to indemnify each LMC Indemnitee against and agrees to hold each of them harmless (without duplication) from any and all Damages incurred or suffered by any LMC Indemnitee arising out of or resulting from (i) any representation or warranty of Parent contained in this Agreement (other than the representations and warranties contained in Section 4.20) not being true and correct (which representations and warranties (except those made as of a specified date) shall be deemed to have been made again as of the Closing Date for purposes of this
                  Section 8.2.1) or (ii) any breach or nonperformance of any covenant or agreement made or to be performed by Parent.

         8.2.2    No indemnification by Parent shall be due and payable under
                  Section 8.2.1 in respect of any Parent Basket Breach unless and until the cumulative amount of all Damages arising out of or resulting from all such Parent Basket Breaches exceeds the Parent Basket Amount, whereupon Parent will be obligated to indemnify the LMC Indemnitees for the cumulative amount of Damages incurred or suffered by the LMC Indemnitees in excess of the Parent Basket Amount, and only to the extent of such excess. Parent shall not be obligated to indemnify the LMC Indemnitees for Damages arising out of or resulting from all Parent Basket Breaches under this Agreement in an aggregate amount in excess of the Maximum Amount; provided that the limitation on Parent's obligations set forth in this sentence shall not apply to breaches of the representations and warranties contained in Section 4.12. The limitations on indemnification set forth in this Section 8.2.2 shall not be applicable to (x) any Parent Basket Exception Breach (and the LMC Indemnitees will be entitled to indemnification with respect to any Parent Basket Exception Breach without regard to any Parent Basket Amount or any Maximum Amount) and (y) any claim based upon fraud or knowing misrepresentation. For purposes of determining the amount of Damages arising from any Parent Basket Breach (but not for purposes of determining whether any such Parent Basket Breach has occurred), the representations and warranties shall be read without giving effect to any limitations or qualifications as to "materiality" (including the words "material" or "materially") or "Material Adverse Effect" set forth therein.

         8.2.3 Provided that the Closing shall have occurred, subject to Sections 8.1 and 8.2.4, LMC hereby agrees to indemnify each Parent Indemnitee against and agrees to hold each of them harmless (without duplication) from any and all Damages incurred or suffered by any Parent Indemnitee arising out of or resulting from (i) any representation or warranty of LMC contained in this Agreement not being true and correct (which representations and warranties (except those made as of a specified date) shall be deemed to have been made again as of the Closing Date for purposes of this Section 8.2.3) or (ii) any breach or nonperformance of any covenant or agreement made or to be performed by LMC pursuant to this Agreement.

         8.2.4    No indemnification by LMC shall be due and payable under
                  Section 8.2.3(i) in respect of any Liberty Basket Breach unless and until the cumulative amount of all Damages arising out of or resulting from all such Liberty Basket Breaches exceeds the Liberty Basket Amount, whereupon LMC will be obligated to indemnify the Parent Indemnitees for the cumulative amount of Damages incurred or suffered by the Parent Indemnitees in excess of the Liberty Basket Amount, and only to the extent of such excess. LMC shall not be obligated to indemnify the Parent Indemnitees for Damages arising out of or resulting from all Liberty Basket Breaches under this Agreement in an aggregate amount in excess of the Maximum Amount. The limitations on indemnification set forth in this Section 8.2.4 shall not be applicable to (x) any Liberty Basket Exception Breach (and the Parent Indemnitees will be entitled to indemnification with respect to any Liberty Basket Exception Breach without regard to any Liberty Basket Amount or any Maximum Amount) and (y) any claim based upon fraud or knowing misrepresentation. For purposes of determining the amount of Damages arising from any Liberty Basket Breach (but not for purposes of determining whether any such Liberty Basket Breach has occurred), the representations and warranties shall be read without giving effect to any limitations or qualifications as to "materiality" (including the words "material" and "materially") or "Material Adverse Effect" set forth therein.

         Section 8.3. Procedures.

         8.3.1    The party or parties seeking indemnification under Section
                  8.2 (the "Indemnified Party") agrees to give prompt notice to the party or parties against whom indemnity is sought (the "Indemnifying Party") of the assertion of any claim, or the commencement of any suit, action or proceeding in respect of which indemnity may be sought under such Section and will provide the Indemnifying Party such information with respect thereto in its possession that the Indemnifying Party may reasonably request; provided, however, that failure to give such notification shall not affect the indemnification

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

                  provided hereunder except to the extent the Indemnifying Party shall have been actually materially prejudiced as a result of such failure.

         8.3.2 In the case of a third party claim, the Indemnified Party shall be entitled to exercise full control of the defense, compromise or settlement of any third party claim, investigation, action, suit or proceeding unless the Indemnifying Party within a reasonable time after the giving of notice of such indemnity claim by the Indemnified Party shall: (i) deliver a written confirmation to such Indemnified Party that the indemnification provisions of Section 8.2 are applicable to such claim, investigation, action, suit or proceeding and that the Indemnifying Party will indemnify such Indemnified Party in respect of such claim, action or proceeding pursuant to the terms of Section 8.2, (ii) notify such Indemnified Party in writing of the Indemnifying Party's intention to assume the defense thereof and (iii) retain legal counsel reasonably satisfactory to such Indemnified Party to conduct the defense of such claim, investigation, action, suit or proceeding.

         8.3.3 If the Indemnifying Party so assumes the defense of any such claim, investigation, action, suit or proceeding in accordance herewith, then such Indemnified Party shall cooperate with the Indemnifying Party in any manner that the Indemnifying Party reasonably may request in connection with the defense, compromise or settlement thereof. If the Indemnifying Party so assumes the defense of any such claim, investigation, action, suit or proceeding, the Indemnified Party shall have the right to employ separate counsel and to participate in (but not control) the defense, compromise or settlement thereof, but the fees and expenses of such counsel shall be the expense of such Indemnified Party unless (i) the Indemnifying Party has agreed to pay such fees and expenses,
                  (ii) any relief other than the payment of money damages is sought against the Indemnified Party or (iii) such Indemnified Party shall have been advised by its regular outside counsel that there may be one or more legal defenses available to it that are different from or additional to those available to the Indemnifying Party or that a conflict of interest between the Indemnifying Party and the Indemnified Party in the conduct of the defense of such action would reasonably be expected (in which case the Indemnifying Party shall not have the right to control the defense, compromise or settlement of such action on behalf of the Indemnified Party), and in any such case described in clauses (i), (ii) or (iii) the reasonable fees and expenses of one such separate counsel, and one local counsel, if necessary, shall be borne by the Indemnifying Party. No Indemnified Party shall settle or compromise or consent to entry of any judgment with respect to any such action for which it is entitled to indemnification hereunder without the prior consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed, unless the Indemnifying Party shall have failed, after reasonable notice thereof, to undertake control of such action in the manner provided above in this Section 8.3 to the extent the Indemnifying Party was entitled to do so pursuant to this
                  Section 8.3. The Indemnifying Party shall not, without the consent of such Indemnified Party, settle or compromise or consent to entry of any judgment with respect to any such claim, investigation, action, suit or proceeding (x) in which any relief other than the payment of money damages is or may

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                  be sought against such Indemnified Party or (y) that does not include as an unconditional term thereof the giving by the claimant, party conducting such investigation, plaintiff or petitioner to such Indemnified Party of a release from all liability with respect to such claim, action, suit or proceeding.

         Section 8.4. Exclusivity. Following the Closing, except in the case of common law fraud, the sole and exclusive monetary remedy of the parties with respect to any and all claims arising from any breach of this Agreement or any of the other matters addressed in Section 8.2 shall be pursuant to the indemnification provisions set forth in this Article VIII; provided that this
Section 8.4 shall not be construed so as to derogate from or otherwise limit any party's right to seek the remedy of specific performance, injunctive relief or other non-monetary equitable remedies with respect to any such breach.

         Section 8.5. Certain Rights and Limitations.

         8.5.1 The treatment of any Tax costs or Tax benefits to any party as a result of any indemnification payment(s) pursuant to this Article VIII shall be as set forth in the Tax Matters Agreement.

         8.5.2 Notwithstanding anything to the contrary herein, no party shall be entitled to assert any right to indemnification under this Article VIII unless, and until, the Closing shall have occurred.

                                  ARTICLE IX.

                                  TERMINATION

         Section 9.1. Termination. This Agreement may be terminated and the Exchange and other transactions contemplated hereby abandoned at any time prior to the consummation of the Closing, whether before or after receipt of the Requisite Parent Stockholder Approval, under the following circumstances:

         9.1.1    by mutual written consent of Parent and LMC;

         9.1.2 by LMC or Parent upon written notice to the other if the Closing shall not have been consummated on or before December 22, 2007 (the "Termination Date"); provided, that if, as of the Termination Date all conditions to this Agreement shall have been satisfied or waived (other than those that are satisfied by action taken at the Closing) other than the conditions set forth in Sections 7.2.7, 7.3.7, 7.2.4 or 7.3.5 then the Termination Date shall be extended to March 22, 2008 (the "Extended Termination Date");

         9.1.3 by LMC upon written notice to Parent, if there has been a breach by Parent or Splitco of any representation, warranty, covenant or agreement contained in this Agreement or the Tax Matters Agreement which would result in a failure of a condition set forth in Section 7.2 and either cannot be cured prior to the Termination Date, or is not cured within 45 days after LMC shall have given Parent written notice stating

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                  LMC's intention to terminate this Agreement pursuant to this
                  Section 9.1.3 and the basis for such termination; provided, at the time of the delivery of such notice, LMC shall not be in material breach of its obligations under this Agreement or the Tax Matters Agreement;

         9.1.4 by Parent upon written notice to LMC, if there has been a breach by LMC of any representation, warranty, covenant or agreement contained in this Agreement or the Tax Matters Agreement which would result in a failure of a condition set forth in Section 7.3 and either cannot be cured prior to the Termination Date, or is not cured within 45 days after Parent shall have given LMC written notice stating Parent's intention to terminate this Agreement pursuant to this
                  Section 9.1.4 and the basis for such termination; provided, at the time of the delivery of such notice, Parent shall not be in material breach of its obligations under this Agreement or the Tax Matters Agreement;

         9.1.5 by either LMC or Parent upon written notice to the other party hereto, if any Governmental Authority of competent jurisdiction shall have issued an order or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such order or other action shall have become final and non-appealable, provided that the party seeking to terminate this Agreement pursuant to this Section 9.1.5 shall have used its reasonable best efforts to remove such order or other action; provided, further, that the right to terminate this Agreement under this Section 9.1.5 shall not be available to a party if the issuance of such final, non-appealable order was primarily due to the failure of such party to perform any of its obligations under this Agreement, including, without limitation, the obligation of LMC and Parent to comply with
                  Section 6.6 of this Agreement so as to allow the parties to close the transactions contemplated by this Agreement as promptly as practicable;

         9.1.6 by either LMC or Parent upon written notice to the other party hereto if the Parent Stockholder Approval shall not have been obtained by reason of the failure to obtain the required vote at the Parent Stockholders' Meeting or any adjournment thereof;

         9.1.7 by either LMC or Parent upon written notice to the other party hereto, if the Disinterested Stockholder Approval shall not have been obtained by reason of the failure to obtain the required vote at the Parent Stockholders' Meeting or any adjournment thereof; provided that LMC (i) shall not be entitled to exercise its termination right pursuant to this
                  Section 9.1.7 earlier than the eleventh (11th) Business Day following the Parent Stockholders' Meeting; and (ii) shall only be entitled to exercise such right if Parent shall not have delivered written notice of its waiver of the condition set forth in Section 7.3.4 and its termination right under this Section 9.1.7 prior to such eleventh (11th) Business Day;

         9.1.8 by LMC if there shall have occurred following the date of this Agreement a Material Adverse Effect on Splitco which is continuing and has not been cured within 30 days after LMC

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                  shall have given Parent written notice stating LMC's
                  intention to terminate this Agreement pursuant to this
                  Section 9.1.8 and describing in reasonable detail the basis for such termination; or

         9.1.9 by LMC upon written notice to Parent, if there shall have occurred a Parent Change in Recommendation; provided that LMC's right to terminate pursuant to this Section 9.1.9 shall terminate ten (10) Business Days following the earlier of the date notice of the Parent Change in Recommendation is filed with the SEC and the date LMC receives written notice from Parent pursuant to Section 10.1 of such Parent Change in Recommendation.

         Section 9.2. Effect of Termination.

         9.2.1    In the event of the termination of this Agreement pursuant to
                  Section 9.1, this Agreement, except for the provisions of (i)
                  Section 6.9.1 relating to the obligation of the parties to keep confidential certain information obtained by them, (ii)
                  Section 6.13.3 relating to Parents obligation with respect to the DTV Shares, (iii) Article X, and (iv) this Section 9.2.1, which shall, in each case, remain in full force and effect, shall become void and have no effect, without any liability on the part of any party hereto or its directors, officers or stockholders. Notwithstanding the foregoing, nothing in this
                  Section 9.2.1 shall relieve any party hereto of liability for a willful breach of any of its obligations under this Agreement.

         9.2.2    If:

                  (i) either LMC or Parent terminates this Agreement pursuant to 9.1.6 (and the votes associated with the shares held by the Murdoch Interests shall have been disregarded under the ASX listing rules for purposes of the Parent Stockholder Approval) or 9.1.7 (and prior to vote at the Parent Stockholders' Meeting there shall not have occurred a Parent Change in Recommendation), then Parent shall pay to LMC by wire transfer of immediately available funds an amount equal to one hundred million dollars ($100,000,000); or

                  (ii) (A) (1) either LMC or Parent terminates this Agreement pursuant to Section 9.1.7 and (2) prior to the vote at Parent Stockholders' Meeting, there shall have occurred a Parent Change in Recommendation, (B) (1) either LMC or Parent terminates this Agreement pursuant to Section 9.1.6 and (2) the votes associated with the shares held by the Murdoch Interests shall not have been disregarded under the ASX listing rules for purposes of the Parent Stockholder Approval or (C) LMC terminates this Agreement pursuant to Section 9.1.9, then Parent shall pay to LMC by wire transfer of immediately available funds an amount equal to three hundred million dollars ($300,000,000) (the amounts payable under paragraphs (i) and (ii) of Section 9.2.2, as the case may be, the "Termination Fee").

                  Parent acknowledges that the agreements contained in this
                  Section 9.2.2 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, LMC would not enter into this Agreement; accordingly, if Parent fails to pay when due the amounts due

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

                  pursuant to this Section 9.2.2, LMC shall be entitled to interest on the amounts set forth in this Section 9.2.2 at the prime rate of Citibank, N.A. in effect on the date such payment was required to be made. All payments made pursuant to paragraphs (i) and (ii) of this Section 9.2.2 shall be made by wire transfer of immediately available funds within two (2) Business Days of the applicable termination date. If payable, the Termination Fee shall not be payable more than once under this Agreement.

                                  ARTICLE X.

                                 MISCELLANEOUS

         Section 10.1. Notices. All notices or other communications required or permitted hereunder shall be in writing and shall be delivered personally, by facsimile (with confirming copy sent by one of the other delivery methods specified herein), by overnight courier or sent by certified, registered or express air mail, postage prepaid, and shall be deemed given when so delivered personally, or when so received by facsimile or courier, or, if mailed, three calendar days after the date of mailing, as follows:

If to Parent:              News Corporation
                           1211 Avenue of the Americas
                           New York, NY  10036
                           Facsimile:  (212) 768-9896
                           Attention:  General Counsel

with a copy to:            Skadden, Arps, Slate, Meagher & Flom LLP
                           Four Times Square
                           New York, New York  10036
                           Facsimile:  (917) 777-2000
                           Attention:  Lou R. Kling
                                       Howard L. Ellin

If to LMC:                 Liberty Media Corporation
                           12300 Liberty Boulevard
                           Englewood, Colorado  80112
                           Facsimile:  (720) 875-5382
                           Attention:  General Counsel

with a copy to:            Baker Botts L.L.P.
                           30 Rockefeller Plaza
                           44th Fl.
                           New York, NY  10112
                           Facsimile: (212) 408-2501
                           Attention: Frederick H. McGrath
                                      Jonathan Gordon


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

or to such other address and with such other copies as any party hereto shall notify the other parties hereto (as provided above) from time to time.

         Section 10.2. Expenses. Regardless of whether the transactions provided for in this Agreement are consummated, except as otherwise expressly provided herein, each of the parties hereto shall pay its own expenses incident to this Agreement and the transactions contemplated herein (including legal fees, accounting fees, investment banking fees and filing fees). Notwithstanding anything herein to the contrary, Parent shall pay and be responsible for all reasonable and reasonably documented out-of-pocket fees, costs and expenses incurred by DTV in connection with the negotiation of this Agreement and any of the Ancillary Agreements, LMC's due diligence review of DTV and DTV's Subsidiaries, and DTV's actions taken in anticipation of the consummation of the Transactions, including the fees and expenses of the advisers, accountants and legal counsel of DTV and of any special committee of the board of directors of DTV and any filing fees paid to any Governmental Authority.

         Section 10.3. Governing Law; Consent to Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the internal Laws of the State of Delaware, without reference to the choice of law principles thereof. Each of the parties hereto irrevocably submits to the exclusive jurisdiction of the courts of the Delaware Chancery Courts, or, if the Delaware Chancery Courts do not have subject matter jurisdiction, in the state courts of the State of Delaware located in Wilmington, Delaware, or in the United States District Court for any district within such state, for the purpose of any Action or judgment relating to or arising out of this Agreement or any of the transactions contemplated hereby and to the laying of venue in such court. Service of process in connection with any such Action may be served on each party hereto by the same methods as are specified for the giving of notices under this Agreement. Each party hereto irrevocably and unconditionally waives and agrees not to plead or claim any objection to the laying of venue of any such Action brought in such courts and irrevocably and unconditionally waives any claim that any such Action brought in any such court has been brought in an inconvenient forum.

         Section 10.4. Waiver of Jury Trial. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND, THEREFORE, EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY HERETO CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF SUCH ACTION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO

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THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN
THIS SECTION 10.4.

         Section 10.5. Assignment; Successors and Assigns; No Third Party Rights. This Agreement may not be assigned by any party hereto without the prior written consent of the other parties hereto, and any attempted assignment shall be null and void; provided, however, that following the Closing LMC will be permitted to assign its rights hereunder, without obtaining the consent of Parent, to any Person (any such Person a "LMC Related Party") to which ownership of one hundred percent (100%) of the shares of capital stock of Splitco are or have been transferred in connection with any spin off, split off or other distribution of the securities of such transferee in which holders of LMC capital stock immediately prior thereto are entitled to, or have the opportunity to, participate in such distribution. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement shall be for the sole benefit of the parties hereto, and their respective successors and permitted assigns and is not intended, nor shall be construed, to give any Person, other than the parties hereto and their respective successors and permitted assigns any legal or equitable right, benefit, remedy or claim hereunder, except in the case of Section 10.2, DTV.

         Section 10.6. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original agreement, but all of which together shall constitute one and the same instrument.

         Section 10.7. Titles and Headings. The headings and table of contents in this Agreement are for reference purposes only, and shall not in any way affect the meaning or interpretation of this Agreement.

         Section 10.8. Amendment and Modification. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

         Section 10.9. Publicity; Public Announcements. The initial press release concerning this Agreement and the Transactions shall be a joint press release approved in advance by Parent and LMC and thereafter each of Parent and LMC shall consult with the other prior to issuing any press releases or otherwise making public announcements with respect to this Agreement and the Transactions and prior to making any filings with any third party or any Governmental Authority (including any national securities exchange or interdealer quotation system) with respect thereto, except as may be required by applicable Laws or the requirements of any national securities exchange or interdealer quotation system on which the securities of Parent or LMC are listed or quoted; provided that the foregoing limitations shall not apply to any disclosure of any information concerning this Agreement or the Transactions
(i) which Parent or LMC deems appropriate in its reasonable judgment, in light of its status as a publicly owned company, including without limitation to securities analysts and institutional investors and in press interviews; and
(ii) in connection with any dispute between the parties regarding this Agreement or the Transactions.


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         Section 10.10. Waiver. Any of the terms or conditions of this
Agreement may be waived at any time by the party or parties hereto entitled to the benefit thereof, but only by a writing signed by the party or parties waiving such terms or conditions.

         Section 10.11. Severability. If any term, provisions, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

         Section 10.12. No Strict Construction. LMC and Parent each acknowledge that this Agreement has been prepared jointly by the parties hereto and shall not be strictly construed against any party hereto.

         Section 10.13. Entire Agreement. This Agreement (including the Disclosure Letters, Schedules and Exhibits attached hereto or delivered in connection herewith), the Ancillary Agreements and the Confidentiality Agreement constitute the entire agreement among the parties hereto with respect to the matters covered hereby and thereby, and supersede all previous written, oral or implied understandings among them with respect to such matters.

         Section 10.14. Equitable Remedies. Neither rescission, set-off nor reformation of this Agreement shall be available as a remedy to any of the parties hereto. The parties hereto agree that irreparable damage would occur in the event any of the provisions of this Agreement were not to be performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof in addition to any other remedies at Law or in equity.


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         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

                                         NEWS CORPORATION


                                         By: /s/ John P. Nallen
                                            ---------------------------
                                           Name:  John P. Nallen
                                           Title: Executive Vice President and
                                                  Deputy CFO


                                         LIBERTY MEDIA CORPORATION


                                         By: /s/ Gregory B. Maffei
                                            ---------------------------
                                            Name:  Gregory B. Maffei
                                            Title: President & CEO